UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                 )

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☐	Soliciting Material under §240.14a-12

ACADIA HEALTHCARE COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

March 21, 2019

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc., to be held on Thursday, May 2, 2019, at 9:30 a.m. (Central Time), at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067. The matters to be acted upon at the Annual Meeting are more fully described in the accompanying Proxy Statement and related materials.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement and our 2018 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy documents over the internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2018 Annual Report to Stockholders and a form of proxy card.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Proxy Statement. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Debra K. Osteen
Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

AS PROMPTLY AS POSSIBLE.

6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2019

TO OUR STOCKHOLDERS:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc. will be held on Thursday, May 2, 2019, at 9:30 a.m. (Central Time), at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, for the following purposes:

(1)	To elect two nominees as Class II directors;

(2)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

(3)	To approve, on a non-binding advisory basis, the frequency of a non-binding advisory vote on the compensation of our named executive officers;

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(5)	To transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The matters to be acted upon at the Annual Meeting are more fully described in the Proxy Statement and related materials. Please read the materials carefully.

The Board of Directors has fixed the close of business on March 11, 2019 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Dated: March 21, 2019	By order of the Board of Directors,

Debra K. Osteen
Chief Executive Officer and Director

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Acadia Healthcare Company, Inc. (the “Company”) of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our executive offices located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, on Thursday, May 2, 2019, at 9:30 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or made available to stockholders on or about March 21, 2019.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

The close of business on March 11, 2019 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 180,000,000 authorized shares of common stock, $0.01 par value per share (“Common Stock”), of which 88,446,348 shares were outstanding and entitled to vote, and 10,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the Annual Meeting.

Quorum Requirements

A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting.

Voting Procedures

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on any form that you receive from your broker or nominee. The availability of telephone and Internet voting for shares held in street name will depend on your broker’s or nominee’s voting process. Please refer to the instructions in the materials provided in the Notice of Internet Availability of Proxy Materials or proxy card provided to you for information on the available voting methods.

If a proxy is properly given prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder. Subject to the requirements described below, if no instructions are given, each proxy will be voted:

•	FOR the election as directors of the nominees described in this Proxy Statement;

•

FOR the approval, on a non-binding advisory basis, of the compensation of our executive officers named in the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table” (the “Named Executive Officers”);

•	For a frequency of every year for future non-binding advisory votes on the compensation of our Named Executive Officers;

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	In accordance with the recommendation of the Board on any other proposal that may properly come before the Annual Meeting or any adjournment thereof.

The persons named as proxies were selected by our Board of Directors.

Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 4), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1, 2 and 3). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and, therefore, will have no direct impact on any proposal. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome of the election. If you abstain from voting on Proposals 2, 3 or 4, your abstention will have the same legal effect as a vote against these proposals.

Stockholders who give proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, prior to the Annual Meeting or by submitting another proxy at a later date. The giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding the proxy materials to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), provides that our Board of Directors shall be divided into three classes. All classes of directors have three-year terms. The terms of our Class II directors expire at the Annual Meeting.

Our Board of Directors has nominated the individuals named below under the caption “Class II Nominees” for election as directors to serve until the annual meeting of stockholders in 2022 and their successors have been elected and take office or until their earlier death, resignation or removal. Each nominee has consented to be a candidate and to serve if elected. Proxies cannot be voted for a greater number of persons than the nominees named. In connection with the expiration of the current term of the Class II directors, we plan to reduce the size of the Board from nine to eight members effective at the Annual Meeting.

Qualification of Directors

As described below, our Board of Directors is composed of individuals from differing backgrounds and experiences. We believe that each of our directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experience that each has obtained from his or her professional background, as set forth below, has qualified him or her to serve on our Board of Directors.

Class II Nominees

The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors:

Name	Age	Principal Occupation/Other Directorships	Director Since
William F. Grieco	65	Since March 2018, Mr. Grieco has served as Vice President and Chief Compliance Officer of NX Development Corporation, the U.S. life sciences affiliate of Tokyo-based SBI Holdings, Inc. Also, since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. From 2003 to 2008, he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. From 2001 to 2002, he served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, from 1995 to 1999, he was Senior Vice President and General Counsel for Fresenius Medical Care North America, a dialysis service and products company. Prior to that, Mr. Grieco was a partner in the Healthcare Department at Choate, Hall & Stewart, a general service law firm. Mr. Grieco previously served on the board of directors of PHC, Inc. Our Board believes that Mr. Grieco is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen.	2011

Reeve B. Waud	55	Since December 16, 2018, Mr. Waud has served as the Chairman of our Board. Mr. Waud previously served as the Lead Director of the Board from April 2012 to December 2018. Mr. Waud formed Waud Capital Partners, L.L.C. (“WCP”) in 1993 and has served as the Managing Partner of WCP since that time. Prior to	2005

Name	Age	Principal Occupation/Other Directorships	Director Since
founding WCP, Mr. Waud was an investment professional at Golder, Thoma, Cressey, Rauner, Inc. (“GTCR”), a private equity investment group based in Chicago, Illinois. Before joining GTCR, Mr. Waud was in the Corporate Finance Group of Salomon Brothers Inc and was a founding member of its Venture Capital Group. Mr. Waud is a trustee of St. Paul’s School in Concord, New Hampshire and is a member of the executive committee and chairman of the audit and finance committee of the John G. Shedd Aquarium. He is a member of the Northwestern Memorial HealthCare finance committee, a trustee of the Art Institute of Chicago and serves on the board of directors of The Economic Club of Chicago. In addition, Mr. Waud is a member of the Illinois State Police Merit Board which has oversight responsibility for the Illinois State Police. Our Board believes that Mr. Waud is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Waud was originally designated as a director by WCP.

Required Vote

Our Certificate of Incorporation provides that, in an uncontested election, a nominee is elected if a majority of the votes cast by the holders of the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present are cast in favor of such nominee’s election. In contested elections, directors are elected by a plurality of the votes cast. Our Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by our Board of Directors.

The Board of Directors recommends that the stockholders vote FOR each of the Class II nominees.

Continuing Directors

Each of the persons named below will continue to serve as a director until the annual meeting of stockholders in the year indicated and a successor is elected and takes office or until his or her earlier death, resignation or removal. Stockholders are not voting on the election of the Class I directors or Class III directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to our Board or that of our predecessor, Acadia Healthcare Company, LLC:

Name	Age	Principal Occupation/Other Directorships	Director Since
Class III Term Expiring in 2020
Christopher R. Gordon	46	Mr. Gordon has been a Managing Director of Bain Capital Private Equity, LP (“BCPE”) since 2009. Prior to joining BCPE, Mr. Gordon was a consultant at Bain & Company, Inc. Mr. Gordon currently serves as a director of Aveanna Healthcare, LLC, Beacon Health Options, Cereval Therapeutics, Grupo Notre Dame Intermedica, Kestra Medical Technologies, Inc. and Waystar. Mr.	2015

Name	Age	Principal Occupation/Other Directorships	Director Since
		Gordon also serves on the board of directors for Year Up – Boston, the Boston Medical Center Foundation Board, and the Boston Medical Center Health Plan Board and serves as a Trustee of the Dana Farber Cancer Center. Our Board believes that Mr. Gordon is qualified to serve as a director because of, among other things, his experience in the healthcare industry and his general business and financial acumen. Mr. Gordon provided notice of his intention to resign from our Board effective May 28, 2019.

Wade D. Miquelon	54	Mr. Miquelon is the Chief Executive Officer and President of Jo-Ann Stores, LLC (“Jo-Ann”), the nation’s leading fabric and craft specialty retailer. Prior to that, he served as the Chief Financial Officer and Executive Vice President of Jo-Ann. Prior to joining Jo-Ann, he served as Chief Financial Officer, Executive Vice President and President International for Walgreen Co. from June 2008 to August of 2014. From 2006 to 2008, he was Executive Vice President and Chief Financial Officer at Tyson Foods, Inc. Prior to that, Mr. Miquelon served Procter and Gamble in a number of positions of increasing responsibility. Our Board believes that Mr. Miquelon is qualified to serve as a director because of, among other things, his extensive knowledge and background in public accounting and finance.	2012

William M. Petrie, M.D.	72	Dr. Petrie is Professor of Clinical Psychiatry in the Department of Psychiatry at the Vanderbilt University School of Medicine, where he has served for more than 20 years. He is also Director, Vanderbilt Senior Assessment Clinic in the Department of Psychiatry at the Vanderbilt University School of Medicine. Previously, Dr. Petrie served as President and Co-Director of Research at Psychiatric Consultants, P.C., a leading psychiatry practice in Nashville, Tennessee, and Chairman, Department of Psychiatry, Parthenon Pavilion at Centennial Medical Center. Dr. Petrie served as a director for Psychiatric Solutions, Inc. (“PSI”), from September 2004 until November 2010. Our Board believes that Dr. Petrie is qualified to serve as a director because of, among other things, his extensive healthcare experience, particularly in the psychiatric and behavioral healthcare fields.	2012
Class I Term Expiring in 2021

E. Perot Bissell	59	Since 2016, Mr. Bissell has been a Managing Partner of Egis Capital Partners, LLC, a private equity firm that invests in the security and protection industries. Mr. Bissell served as the Chairman and Chief Executive Officer of Next Generation Energy Logistics, LLC, an energy logistics development company, from 2013 to 2015. Before that, Mr. Bissell served as the Vice Chairman of Pilot Logistics Services, a provider of drilling and exploration support services, from September 2012 until July 2013. From 2006 to 2012, he served as Chief Executive Officer for Maxum Petroleum, Inc., an independent energy logistics company. Prior to that, Mr. Bissell was a Partner of Northwest Capital Appreciation, Inc., a merchant banking and private equity firm, and before that, the Co-Managing Partner and Chief Financial Officer of SLP Capital, a specialty finance company. Mr. Bissell also serves on the board of directors of Cactus Energy, LLC and has served on a number of charitable boards. Our Board believes that Mr. Bissell is qualified to serve as a director because of, among other things, his extensive corporate finance background and his general business and financial acumen.	2013

Name	Age	Principal Occupation/Other Directorships	Director Since
Vicky B. Gregg	64	Since November 2014, Ms. Gregg has served as Co-Founder and Partner of Guidon Partners, an investor and consultant for an array of privately held healthcare companies. She served as Chief Executive Officer of BlueCross BlueShield of Tennessee from January 2003 through the end of 2012. Ms. Gregg currently serves on the board of directors of Quest Diagnostics Incorporated and Elara Caring, LLC. Our Board believes that Ms. Gregg is qualified to serve as a director because of, among other things, her extensive healthcare background and her general business and financial acumen.	2016

Debra K. Osteen	63	Since December 16, 2018, Ms. Osteen has served as our Chief Executive Officer. Ms. Osteen has extensive experience in the behavioral health industry. Prior to joining the Company in 2018, she served as Senior Vice President of United Health Services, Inc. (NYSE: UHS) since 2005 and President, Behavioral Health Division since 1999. Our Board believes that Ms. Osteen is qualified to serve as a director because of, among other things, her 35 years of experience in the healthcare industry and her general business and financial acumen.	2018

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as described below in the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.” Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, override any decision made by the Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty of the Board of Directors or the Compensation Committee. The Compensation Committee will, however, review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation program is vital to our ability to attract, motivate and retain a highly experienced team of executives. We believe that the program is structured in a manner that supports our company and our business objectives.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to indicate their support for the compensation of our Named Executive Officers disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2019 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”

Although the results of this advisory vote are not binding on the Board of Directors or the Compensation Committee, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends that stockholders vote FOR the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY

OF THE VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to include, at least once every six years, a non-binding advisory vote regarding the frequency of the non-binding advisory vote on executive compensation. In casting their advisory vote, stockholders may choose among four options:

•	A vote every year;

•	A vote every two years;

•	A vote every three years; or

•	To abstain from voting.

The last time the Company’s stockholders cast a frequency vote was at the 2013 annual meeting of stockholders. The stockholders voted in favor of a frequency of every year. Based on these results and the reasons described below, the Board of Directors has determined that a non-binding advisory vote on executive compensation that occurs every year is the most appropriate alternative for us at this time. The Board of Directors believes that an advisory vote every year will be the most effective timeframe for us to respond to stockholders’ feedback and provide us with sufficient time to engage with stockholders to understand and respond to the vote results. Setting a one-year period will enhance stockholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our executive compensation philosophy.

Although this advisory vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results and will respect the expressed desire of the Company’s stockholders by implementing the option, if any, that receives an affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. If no option receives a majority, the Board will select the annual option to be in effect until the next vote on the frequency of the vote on executive compensation.

The Board of Directors recommends that stockholders vote for a frequency of every year for future non-binding stockholder advisory votes on the compensation of our Named Executive Officers.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. Although ratification is not required by our Amended and Restated Bylaws, as amended (“Bylaws”), or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2018 and 2017, and fees incurred for other services rendered by Ernst & Young LLP for such years:

	2018	2017
Audit Fees(1)	$4,238,924	$4,247,839
Audit-Related Fees	—	—
Tax Fees(2)	870,843	2,749,039
All Other Fees	—	—

Total Fees	$5,109,767	$6,996,878

(1)	Primarily for the audit of our annual financial statements and the review of our quarterly financial statements, and services provided in connection with acquisition due diligence.
(2)	Primarily for tax compliance services and other tax planning and tax advice services.

Pre-approval of Auditor Services

The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by our auditor. In addition, the Audit Committee shall have the sole authority to approve any compensation to our auditor for any approved audit or non-audit services. For 2018, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

CORPORATE GOVERNANCE

Independence of the Board of Directors

Our Board annually reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director based on whether such director satisfies the definition of “independent director” as set forth in the applicable rules of The NASDAQ Stock Market. Our Board has determined that all of our directors are independent directors other than Ms. Osteen and Mr. Jacobs.

Code of Conduct and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a Code of Conduct which is applicable to all of our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer, the principal accounting officer or controller and all persons performing similar functions (together, the “Senior Financial Officers”). In addition, our Board has adopted a Code of Ethics that applies to the Senior Financial Officers. Both the Code of Conduct and the Code of Ethics are available on our website at www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Committees of the Board of Directors

Our Board of Directors has established three standing committees – a Compensation Committee, an Audit Committee and a Nominating and Governance Committee, each of which is described below.

Compensation Committee

Our Board of Directors has appointed a Compensation Committee to assist it with executive compensation matters. The primary responsibilities and duties of the Compensation Committee are:

•

Reviewing and approving for the Chief Executive Officer and other executive officers (a) the annual base salary level, (b) bonus and other annual incentives, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensation, compensation policies or arrangements;

•	Reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board;

•

Preparing a report to be included in the annual report or proxy statement that describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the Compensation Committee’s executive compensation policies applicable to executive officers; and

•

Overseeing the administration and approval of our current equity-based compensation plans and making recommendations to our Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and other equity-based compensation plans proposed for adoption.

The Compensation Committee is currently composed of Ms. Gregg, Messrs. Gordon and Miquelon and Dr. Petrie, with Mr. Miquelon serving as Chairman. During 2018, the Compensation Committee held five meetings and took action by written consent two times. The Compensation Committee has a written charter that is available on our website at www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Audit Committee

Our Board of Directors has appointed an Audit Committee to assist it in fulfilling its oversight responsibilities for our financial reports, systems of internal control over financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are:

•

Appointing, retaining, evaluating and, when appropriate, replacing our independent registered public accounting firm, whose duty it is to audit our financial statements and our internal control over financial reporting for the fiscal year in which it is appointed;

•

Determining the compensation to be paid to our independent registered public accounting firm (subject to ratification by our stockholders) and, in its sole discretion, approving all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent registered public accounting firm;

•

Reviewing and discussing our system of internal control over financial reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures with management, our independent registered public accounting firm and our internal auditors;

•	Reviewing the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit budget and staffing;

•

Reviewing and discussing with management and our independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies used in our financial statements;

•	Reviewing and discussing with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures;

•	Reviewing and discussing with management all existing related-party transactions and approving any proposed related-party transactions to ensure that they are in our best interest;

•	Reviewing and discussing with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	Establishing and overseeing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	Reviewing and reassessing the performance of the Audit Committee and the adequacy of the Audit Committee charter adopted by our Board of Directors and recommending proposed changes to the Board.

The Audit Committee is currently composed of Messrs. Bissell, Gordon and Grieco, with Mr. Grieco serving as Chairman. Our Board of Directors has determined that each of Messrs. Bissell, Gordon and Grieco is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Exchange Act, and that each member of the Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules and regulations of NASDAQ and the SEC. Our Board has determined that each of Messrs. Bissell, Gordon and Grieco satisfies the independence requirements for audit committee members set forth in the applicable rules of The NASDAQ Stock Market. The Audit Committee held four meetings during 2018. The Audit Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Nominating and Governance Committee

Our Board of Directors has appointed a Nominating and Governance Committee (the “Nominating Committee”) to assist it with director nominations matters. The primary responsibilities and duties of the Nominating Committee are:

•	Identifying, recruiting and recommending individuals qualified to serve on the Board;

•	Reviewing the qualifications and performance of incumbent directors to determine whether to recommend them as nominees for re-election;

•	Reviewing and considering candidates who may be properly suggested by any director or executive office of the Company, or by any stockholder of the Company;

•	Periodically reviewing the composition of the Board, including size of the Board and the minimum qualifications for director nominees;

•	Reviewing the performance of members of the Board; and

•	Carrying out such other responsibilities delegated by the Board relating to the director nominations process and procedures.

The Nominating Committee is currently composed of Ms. Gregg, Messrs. Bissell and Grieco and Dr. Petrie, with Mr. Bissell serving as Chairman. During 2018, the Nominating Committee held two meetings. The Nominating Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investors – Corporate Governance.”

Meetings of our Board of Directors and Committees

During 2018, our Board of Directors held a total of sixteen meetings and took action by written consent one time. Each director attended 75% or more of the meetings of our Board and the committees of our Board of Directors on which such director served.

Nomination of Directors

Nominations By the Nominating Committee

Directors may be nominated by our Nominating Committee, Board, executive officers or by our stockholders in accordance with our Bylaws, Certificate of Incorporation, applicable laws and any guidelines developed by Nominating Committee or the Board. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board and its committees, and recommending candidates for the Board’s selection as director nominees for election at the annual or other properly convened meeting of the stockholders in accordance with our Bylaws and applicable laws and regulations. The Nominating Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. The Nominating Committee considers each identified candidate’s qualifications, which include the nominee’s experience, business acumen, education, integrity, character, commitment, diligence, conflicts of interest and ability to exercise sound business judgment. While we have not established diversity standards for nominees, as a matter of practice, we generally seek nominees with a broad diversity of experience, professions, skills and backgrounds. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Nominations By Our Stockholders

Our Bylaws govern stockholder nominations of directors. To make a director nomination at the 2020 annual meeting, a stockholder of record entitled to vote at the annual meeting must deliver a written notice (containing certain information specified in our Bylaws as discussed below) to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067 between the close of business on January 3, 2020 and the close of business on February 2, 2020. If the date of the 2020 annual meeting is more than 30 days before or more than 70 days after May 2, 2020, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. To make a director nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, a stockholder of record entitled to vote in such election must deliver written notice to our secretary at the address above no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which we first publicly announce the date of the special meeting and the nominees proposed by the Board to be elected at such meeting.

For a stockholder nomination to be deemed proper, the notice must contain certain information specified in our Bylaws, including information as to the director nominee(s) proposed by the stockholder, the name and address of the stockholder, the class and number of shares of our capital stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and any other persons (including each proposed nominee(s) if applicable) in connection with the proposed nominations, and a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in the notice.

Majority Voting for Uncontested Director Elections; Director Resignation Policy

In May 2017, amendments to our Certificate of Incorporation and Bylaws became effective that adopted a majority voting standard for uncontested director elections. In contested elections, directors will continue to be elected by a plurality of the votes cast. The Board also adopted a Director Resignation Policy requiring a nominee for director to submit a written offer of resignation to the Board in the event such nominee does not receive a majority of the votes cast in an uncontested election of directors. The Director Resignation Policy addresses the continuation in office of a “holdover” director, so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board. In the event a nominee submits a written officer of resignation to the Board, the Nominating and Governance Committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on such recommendation within 90 days following receipt of the recommendation.

Communicating with the Board

All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.

Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders

We encourage each member of our Board of Directors to attend the annual meeting of stockholders. For the 2018 annual meeting of stockholders, each director attended in person or participated by phone.

Board Leadership Structure

The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. While historically these roles have been combined, the Company currently has separate individuals serve in those positions. Reeve B. Waud serves as the Chairman of the

Board and Debra K. Osteen serves as our Chief Executive Officer. Ms. Osteen is also a member of the Board. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman of the Board and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. In addition, our independent directors bring experience, oversight and expertise from outside our Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Risk Oversight

Our Board is responsible for overseeing our risk management process. The Board fulfills its responsibility by delegating many of these functions to its committees. Under its charter, the Audit Committee is responsible for meeting periodically with management to review our major financial risks and the steps management has taken to monitor and control such risks. The Audit Committee also oversees our financial reporting and internal controls and compliance programs.

The Board receives reports on risk management from our senior officers and from the Chairman of the Audit Committee. Also, our Executive Vice President, General Counsel and Secretary provides a summary of our outstanding litigation and any governmental investigations to our Board at each Board meeting. Additionally, our Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed. Our Board of Directors believes that the work undertaken by the Audit Committee, together with the oversight provided by the full Board of Directors, enables the Board to oversee our risk management function effectively.

Non-Management Executive Sessions

We had seven independent directors in 2018. During 2018, there were seven executive sessions of the independent directors.

Compensation Committee Interlocks and Insider Participation

Since May 19, 2016, the Compensation Committee has consisted of Ms. Gregg, Messrs. Gordon and Miquelon and Dr. Petrie, none of whom has at any time been one of our officers or employees. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our Board or Compensation Committee.

Policy on Reporting of Concerns Regarding Accounting Matters

The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine (800-500-0333), which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Chief Compliance Officer. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.

Procedure for Approval of Transactions with Related Persons

We have established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These policies and procedures are generally not in writing, but are evidenced by principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related person transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related person transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related person transactions only on terms that we believe are at least as favorable to the Company as those that we could obtain from an unrelated third party. See the section below entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS” for additional information.

MANAGEMENT

Executive Officers

Below are the names and ages (as of March 1, 2019) of our executive officers and a brief account of the business experience of the executive officers who are not members of our Board.

Name	Age	Title
Debra K. Osteen	63	Chief Executive Officer
Ronald M. Fincher	65	Chief Operating Officer
Brent Turner	53	President
Christopher L. Howard	52	Executive Vice President, General Counsel and Secretary
David M. Duckworth	39	Chief Financial Officer

The term of each executive officer runs until his or her successor is appointed and qualified, or until his or her earlier death, resignation or removal.

Ronald M. Fincher joined the Company in February 2011 and has served as our Chief Operating Officer since that time. Previously, Mr. Fincher served as PSI’s Chief Operating Officer from October 2008 to November 2010. As Chief Operating Officer of PSI, Mr. Fincher oversaw hospital operations for 95 facilities. Mr. Fincher served as PSI’s Division President from April 2003 to October 2008. As a Division President, Mr. Fincher was responsible for managing the operations of multiple inpatient behavioral healthcare facilities owned by PSI. Prior to joining PSI, Mr. Fincher served as a Regional Vice President of Universal Health Services, Inc. from 2000 until 2003.

Brent Turner joined the Company in February 2011 and served as Co-President from that time until April 2012, when he was named President. Previously, Mr. Turner served as the Executive Vice President, Finance and Administration of PSI from August 2005 to November 2010 and as the Vice President, Treasurer and Investor Relations of PSI from February 2003 to August 2005. From 2008 through 2010, Mr. Turner also served as a Division President of PSI overseeing facilities in Texas, Illinois and Minnesota. From 1996 until January 2001, Mr. Turner was employed by Corrections Corporation of America, a prison operator, serving as Treasurer from 1998 to 2001. Mr. Turner serves on the board of directors of LHC Group, Inc. (NASDAQ: LHCG), Surgery Partners, Inc. (NASDAQ: SRGY), and the National Association of Behavioral Health (NABH), where he served as Chairman in 2018 and 2009.

Christopher L. Howard joined the Company in February 2011 and has served as our Executive Vice President, General Counsel and Secretary since that time. Before joining the Company, Mr. Howard served as PSI’s Executive Vice President, General Counsel and Secretary from September 2005 to November 2010. Prior to joining PSI, Mr. Howard was a partner at Waller Lansden Dortch & Davis, LLP, a law firm based in Nashville, Tennessee.

David M. Duckworth joined the Company as our Controller in April 2011 and became Chief Accounting Officer in January 2012 and Chief Financial Officer in July 2012. From May 2010 to April 2011, Mr. Duckworth served as Director of Finance at Emdeon Inc., a leading provider of revenue and payment cycle management and clinical information exchange solutions. Prior to joining Emdeon, Mr. Duckworth was a Manager with Ernst & Young LLP, which he joined in 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to ownership of our Common Stock as of March 11, 2019, by:

•	Each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	Each of our directors and nominees;

•	Each of our Named Executive Officers; and

•	All of our directors and executive officers as a group.

To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 88,446,348 shares of Common Stock outstanding on March 11, 2019, unless otherwise indicated.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
T. Rowe Price Associates, Inc.(3)	13,066,400	14.8%
Wellington Management Group LLC(4)	10,035,793	11.3%
BlackRock, Inc.(5)	8,016,872	9.1%
The Vanguard Group(6)	7,942,610	9.0%
Aristotle Capital Management, LLC(7)	7,078,871	8.0%
Dimensional Fund Advisors LP(8)	5,591,881	6.3%
JPMorgan Chase & Co.(9)	4,624,655	5.2%
Debra K. Osteen(10)	240,942	*
Brent Turner(11)	127,258	*
Ronald M. Fincher(12)	94,407	*
Christopher L. Howard(13)	184,442	*
David M. Duckworth(14)	57,799	*
Reeve B. Waud(15)	807,841	*
Joey A. Jacobs(16)	593,831	*
E. Perot Bissell(17)	17,575	*
Christopher R. Gordon(17)	12,328	*
Vicky B. Gregg(17)	10,717	*
William F. Grieco(18)	66,406	*
Wade D. Miquelon(17)	29,643	*
William M. Petrie, M.D.(17)	21,364	*
All directors and executive officers as a group (13 persons)(19)	2,264,553	2.6%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067.
(2)

Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within 60 days of March 11, 2019. Such shares are deemed to be outstanding for the purpose of computing the “percent of class” for that individual, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(3)

Information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2019. Price Associates reported that it possesses (i) sole voting power with respect to 3,607,485 shares, and (ii) sole dispositive power with respect to all of the shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Information is based solely on the Schedule 13G/A filed by Wellington Management Group LLP (“Wellington”) with the SEC on February 12, 2010. Wellington reported that it possessed shared dispositive power with respect to all of the shares. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(5)

Information is based solely on the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 4, 2018. BlackRock reported that it possessed (i) sole voting power with respect to 7,671,917 shares and (ii) sole dispositive power with respect to all of the shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)

Information is based solely on the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019. Vanguard reported that it possessed (i) sole voting power with respect to 42,298 shares, (ii) sole dispositive power with respect to 7,900,449 shares, and (iii) shared dispositive power with respect to 42,161 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)

Information is based solely on the Schedule 13G filed by Aristotle Capital Management, LLC (“Aristotle”) with the SEC on February 4, 2019. Aristotle reported that it possessed (i) sole voting power with respect to 3,480,504 shares and (ii) sole dispositive power with respect to all of the shares. The address for Aristotle is 11100 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025.

(8)

Information is based solely on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 8, 2019. Dimensional reported that it possessed (i) sole voting power with respect to 5,434,730 shares and (ii) sole dispositive power with respect to all of the shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)

Information is based solely on the Schedule 13G/A filed by JPMorgan Chase & Co. (“JPMorgan”) with the SEC on January 16, 2019. JPMorgan reported that it possessed (i) sole voting power with respect to 4,230,061 shares, (ii) sole dispositive power with respect to 4,622,391 shares, and (iii) shared dispositive power with respect to 964 shares. The address for JPMorgan is 270 Park Avenue, New York, New York 10017.

(10)

Includes 240,942 shares of restricted stock. The shares of restricted stock held by Ms. Osteen will be reduced by a number of shares (valued at the effective date of her employment) equal to any amounts received by Ms. Osteen in respect of stock options issued by her former employer and held by her on December 12, 2018.

(11)	Includes 14,549 shares of restricted stock and options to purchase 30,032 shares of Common Stock.
(12)

Includes 3,712 shares held by the Ras W. Fincher II Trust u/a/d 9/13/11, 3,711 shares held by the Morgan M. Fincher Trust u/a/d 9/13/11, 3,712 shares held by the Cody C. Fincher Trust u/a/d 9/13/11, 15,761 shares of restricted stock and options to purchase 7,159 shares of Common Stock.

(13)

Includes 51,578 shares held by the Christopher L. Howard Family 2017 Grantor Retained Annuity Trust, 51,578 shares held by the Angie Parrott Howard Family 2017 Grantor Retained Annuity Trust, 8,422 shares held by Mr. Howard’s wife, 12,554 shares of restricted stock and options to purchase 22,103 shares of Common Stock.

(14)	Includes 10,764 shares of restricted stock and options to purchase 22,677 shares of Common Stock.
(15)

Includes 7,575 shares of restricted stock. The 807,841 shares of Common Stock are owned of record as follows: (i) 355,912 shares by the Halcyon Exempt Family Trust (the “Halcyon Trust”); (ii) 33,333 shares by Melissa W. Waud, Mr. Waud’s wife; (iii) 37,493 shares by Waud Capital Partners, L.L.C; (iv) 183,445 shares by the Reeve B. Waud Jr. 2012 Family Trust (the “2012 RBW Jr Family Trust”); (v) 183,445 shares by the Cecily R.M. Waud 2012 Family Trust (the “2012 CRMW Family Trust”) and (vi) 14,213 shares directly held by Mr. Waud.

Mr. Waud may be deemed to beneficially own the shares of Common Stock reported herein by virtue of (A) his being the investment advisor of the Halcyon Trust of which Mr. Waud’s children are beneficiaries, (B) his being married to Ms. Waud, (C) his being the sole manager of WCP LLC, and (D) his being the investment advisor of the 2012 RBW Jr Family Trust and the 2012 CRMW Family Trust of which Mr. Waud’s grandchildren are beneficiaries.

(16)

Includes 133,825 shares held by the Jeremy Brent Jacobs GST Non-Exempt Trust u/a/d 04/26/2011, 133,824 shares held by the Scott Douglas Jacobs GST Non-Exempt Trust u/a/d 04/26/2011, 69,001 shares of restricted stock and options to purchase 59,794 shares of Common Stock.

(17)	Includes 7,575 shares of restricted stock.
(18)	Includes 7,575 shares of restricted stock and options to purchase 10,000 shares of Common Stock.
(19)	Includes 418,954 shares of restricted stock and options to purchase 151,765 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports in a timely manner as required during 2018. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) during 2018 were filed in a timely manner except:

•

Each of Joey A. Jacobs, Brent Turner, Ronald M. Fincher, David M. Duckworth and Christopher L. Howard filed a report on Form 4 on March 7, 2018 with respect to an award of restricted stock on March 2, 2018; and

•	Joey A. Jacobs filed a Form 5 report on February 13, 2019 with respect to the disposition of Common Stock on December 16, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation arrangements that we have with our Named Executive Officers, and the alignment of our executive compensation programs with Company performance.

Named Executive Officers

Our Named Executive Officers for 2018 were:

Name	Title
Debra K. Osteen	Chief Executive Officer and Director
Ronald M. Fincher	Chief Operating Officer
Brent Turner	President
Christopher L. Howard	Executive Vice President, General Counsel and Secretary
David M. Duckworth	Chief Financial Officer
Joey A. Jacobs	Director (Former Chief Executive Officer and Chairman of the Board)

Executive Summary

Acadia is the leading publicly traded pure-play provider of behavioral healthcare services, with operations in the United States and the United Kingdom. Our business strategy is to acquire and develop behavioral healthcare facilities and improve our operating results within our facilities and our other behavioral healthcare operations. We strive to improve the operating results of our facilities by providing quality patient care, expanding referral networks and marketing initiatives while meeting the increased demand for behavioral healthcare services through expansion of our current locations as well as developing new services within existing locations. The Company grew rapidly between becoming a publicly-traded company in late 2011 and 2016, completing several significant acquisitions during that period. Since acquiring Priory Group No. 1 Limited in early 2016, acquisition activity has slowed considerably compared to prior years, while organic growth through bed additions and development has continued. The Company experienced various business challenges beginning in 2017 and continuing through 2018, including challenges with its United Kingdom operations relating to, among other things, a lower census than expected and higher labor expense resulting from staffing shortages

Acadia has a history of motivating leaders through the use of performance-based pay with challenging annual and long-term incentives and a record of good alignment with stockholders’ interests as a result of incentive designs and executive equity ownership. As described in greater detail below, our executive compensation program seeks to:

(i)	attract and retain superior executives by providing the opportunity to earn competitive compensation packages,

(ii)	align the pay of our executive officers with Company performance, and

(iii)	recognize and reward senior management’s individual and collective efforts relating to the financial performance of the Company and creation of stockholder value.

Despite various challenges and external headwinds, the Company produced solid operating results in 2018 as described below. Nonetheless, the Company’s performance fell short of target goals set for management in early 2018 and, accordingly, executives did not realize the full potential of the Company’s annual and long-term incentive compensation opportunities for 2018. Further, the realizable value (as defined below) of outstanding equity awards held by our executives decreased consistent with the decline in our stock price. We believe that the compensation of our executive officers was well aligned with our financial and operating performance, and the returns experienced by our stockholders, and reflected the challenging year. We remain committed to providing quality patient care at our facilities and supporting our long-term strategic objectives. We believe that the Company is well positioned to address the challenges facing it and to grow through future acquisitions and same-facility growth, both of which will contribute to additional stockholder value creation in the future.

Following the say-on-pay vote at our 2017 Annual Meeting of Stockholders and extensive review and discussions with our independent compensation consultant, Pay Governance LLC (“Pay Governance”), about our executive compensation program and that of our peer companies, we initiated several changes to our executive compensation program aimed at further aligning our executive compensation program with long-term stockholder interests. Those changes are reflected in the executive compensation programs implemented in 2018 as described below.

On December 16, 2018, the Company announced a leadership transition whereby Debra K. Osteen became the Company’s Chief Executive Officer and a member of the Board, and Reeve B. Waud became the Chairman of the Board, separating the roles of Chief Executive Officer and Chairman of the Board. Joey A. Jacobs was removed from his positions as the Chief Executive Officer and Chairman of the Board. In connection with this transition, Ms. Osteen received a compensation package as described below in “Chief Executive Officer Transition - Ms. Osteen’s Compensation Arrangements” and Mr. Jacobs received the compensation described below in “Chief Executive Officer Transition - Mr. Jacobs’ Payments Upon Termination.”

Summary of 2018 Company Performance

Results for 2018 include:

•	Revenue for 2018 remained strong at $3,012.4 million. For purposes of our 2018 equity and non-equity incentive awards, our target level revenue was $3,060.0 million.

•

Adjusted EPS (as defined below) for purposes of our compensation plans was $2.39 for 2018 compared with $2.41 for 2017, on a 0.4% increase in weighted average basic shares outstanding. For purposes of our 2018 equity and non-equity incentive awards, our target level Adjusted EPS was $2.45.

•

Adjusted EBITDA (as defined below) for purposes of our compensation plans was approximately $597.2 million for 2018 compared with approximately $602.1 million for 2017. For purposes of our 2018 equity and non-equity incentive awards, our target level Adjusted EBITDA was $640.5 million.

•

We added over 650 beds to our operations through organic growth, including approximately 500 beds added at existing facilities during 2018 (and over 150 beds at two de novo facilities), ending the year with over 18,100 beds in 583 facilities in 40 states, the United Kingdom and Puerto Rico.

•

Our one-year total stockholder return (“TSR”) for 2018 was approximately (21)%. Our five-year TSR for 2014 through 2018 was approximately (46)%. However, our TSR year-to-date through March 1, 2019 has increased to approximately 18%.

A reconciliation of non-GAAP financial measures can be found beginning on page 59 of this Proxy Statement.

Pay for Performance

Compensation paid to executive officers for 2018 reflects the alignment of pay with the Company’s performance, as more fully described in this Compensation Discussion and Analysis:

•

Below Target Payment of 2018 Non-Equity Incentive Compensation. The Adjusted EBITDA, Adjusted EPS and revenue measures set forth in our non-equity incentive compensation plan for 2018 were achieved at 93.2%, 97.6% and 98.4% of target, respectively, resulting in the payment of below-target cash bonuses to our Named Executive Officers as described below in the section entitled “Components of Executive Compensation – Annual Non-Equity Incentive Compensation.”

•

Below Target Vesting of 2018 Equity Awards. Based on actual 2018 Adjusted EPS performance in relation to targets, the first tranche of the performance vesting restricted stock units granted in 2018 were earned below target levels. As further described in the section below entitled “Components of Executive Compensation – Equity-Based Compensation,” approximately 83.8% of the first tranche of both the 2018 restricted stock unit annual award and 2018 restricted stock unit transition award was earned, subject to the three-year TSR modifier, and performance vesting restricted stock units issued in 2017 and 2016 did not vest and were forfeited.

•

Reduction in Realizable Value of Outstanding Equity Awards. Given the trading price of our common stock, the realizable value of prior-year equity awards was significantly below the granted opportunity as of the end of 2018. For example, realizable value as of December 31, 2018 of equity awards granted to our Chief Executive Officer (Mr. Jacobs for purposes of this analysis) during the past three fiscal years represents approximately 34% of the originally granted target opportunity. See the section below entitled “– Assessment of Realizable Pay and Performance.”

Stockholder Approval of Executive Compensation on an Advisory Basis

At our 2018 Annual Meeting of Stockholders in May 2018, we held an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Proxy Statement dated March 23, 2018 related to the annual meeting. Stockholders of the Company expressed strong support for the compensation of our Named Executive Officers, with approximately 97% of the votes cast supporting the Company’s executive compensation. Given the strong support of the stockholders and the significant changes implemented in the 2018, the Compensation Committee’s approach to compensation programs for 2019 has remained relatively consistent with 2018.

Executive Compensation Highlights

Following the say-on-pay vote at our 2017 Annual Meeting of Stockholders and extensive review and discussions with our independent compensation consultant, Pay Governance LLC (“Pay Governance”), about our executive compensation program and that of our peer companies, our executive compensation program included the following features for 2018:

•

No Salary Increase for our Chief Executive Officer — Modest 2% raises to the base salary of each of our applicable Named Executive Officers for 2018, except for Mr. Jacobs whose base salary did not increase for 2018;

•

Re-affirm our Approach of Allocating the Majority of Equity Value to Performance-Based Awards — 75% of overall long-term incentive value for each Named Executive Officer is delivered as performance vesting restricted stock units and 25% as time-vesting restricted stock awards.

•

Introduction of Relative TSR to Performance-Based Equity Incentive Awards — Adopted an additional performance metric under performance vesting restricted stock unit awards, in the form of a modifier based on our three-year TSR relative to the companies listed in the S&P Composite 1500 Index within the GICS Healthcare Providers and Services Industry Group, plus Brookdale Senior Living Inc. and Civitas Solutions, Inc. (collectively, the “TSR Peer Group”);

•

Three-Year Performance Period for Restricted Stock Units — The performance-based restricted stock units will vest only after the three-year performance period and only if the Company meets or exceeds established Adjusted EPS goals, with shares earned based on Adjusted EPS performance to be adjusted up or down based on our three-year TSR relative to the TSR Peer Group.

•

Introduction of Revenue as Component of Annual Non-Equity Incentive Awards — Revenue added as a financial measure for determining annual cash incentive awards, strengthening our focus on continued strong growth and reducing the weight of Adjusted EPS in the calculation. The Compensation Committee reviewed the relationship between performance in each of our three primary incentive plan metrics (revenue, Adjusted EPS and Adjusted EBITDA) and long-term stockholder value creation and found each to be strongly correlated to long-term stockholder value.

•

Reductions in our Chief Executive Officer’s 2018 Long-Term Incentive Opportunity — In addition to the performance award design changes described above, we reduced Mr. Jacobs’ 2018 target long-term incentive award value by $500,000, or 7%, when compared to his 2017 target award.

The Compensation Committee approved the following annual compensation package for Ms. Osteen for 2019, separate from her initial stock grant in February 2019 and any retention bonus to be paid in 2019:

(i)	base salary of $900,000,

(ii)	non-equity incentive award with threshold, target and maximum award levels at 50%, 100% and 200%, respectively,

(iii)	equity incentive awards consisting of a grant of performance vesting restricted stock units and shares of time vesting restricted stock, with a target value of at least $3.2 million, and

(iv)	insurance, health and welfare benefits generally applicable to our Named Executive Officers.

See “Components of Executive Compensation – Annual Non-Equity Incentive Compensation” and “Components of Executive Compensation – Equity-Based Compensation” for more information about awards of non-equity and equity compensation. See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the compensation paid to our Named Executive Officers.

Assessment of Realizable Pay and Performance

The Compensation Committee believes that the best way to drive stockholder value creation is to design compensation programs that motivate management and reward success by aligning executive rewards with stockholders and limiting realizable compensation when stockholder value declines and/or goals are not achieved. Acadia’s performance-based executive compensation program historically has resulted in strong alignment between realizable pay and company performance.

In assessing pay and performance, the Company’s independent compensation consultant, Pay Governance, analyzed the realizable pay of our former Chief Executive Officer in relation to originally granted opportunity and to the Company’s performance as defined by TSR. Unlike the results reported in the Summary Compensation Table in “EXECUTIVE COMPENSATION,” realizable pay looks at the pay an executive earned or could have earned for a period based on the actual financial performance against the Company’s incentive goals and the share price performance that drove those results. The Compensation Committee believes that realizable pay is a better gauge for assessing pay and performance alignment than the data found in the Summary Compensation Table.

For purposes of this review, realizable pay includes the actual rewards Mr. Jacobs earned from 2016 to 2018 including base salaries received, actual non-equity compensation earned, current value (as opposed to grant date or accounting value used in the Summary Compensation Table) of time-based restricted stock awards granted during the period, and current value of shares earned or estimated to be earned from performance vesting restricted stock unit awards granted in the three-year period, but excluding any amounts payable to him related to his termination as an employee of the Company in December 2018. Outstanding equity awards are valued using the Company’s stock price as of December 31, 2018, the last trading day of the year.

Pay Governance compared, and our Compensation Committee reviewed, Mr. Jacobs’ realizable compensation to granted pay opportunity at target and to company performance, including performance relative to our compensation peers and found alignment between realizable pay and TSR performance. As shown in the graphs below, the Company’s pay program has produced realizable pay levels that are directionally and reasonably aligned with the Company’s performance. From 2016 through 2018, we granted Mr. Jacobs approximately $28.3 million in total direct compensation (“TDC”) opportunity, yet his realizable pay for such compensation as of the end of 2018 was only approximately $13.5 million (48% of the granted opportunity). The significant driver was long-term incentive awards, with $7.0 million realizable by Mr. Jacobs compared to $20.7 million of granted opportunity. This compares to the Company’s three-year TSR of (26)% from 2016 to 2018. Peer median TSR over the same three-year period was 7%.

For purpose of the graph, TDC is comprised of (1) actual base salary, (2) annual non-equity incentive awards (target for granted opportunity; actual for realizable pay), and (3) long-term equity incentive awards (at grant date fair value for granted opportunity; at current values based on year-end stock price for realizable pay). To facilitate this comparison, we have calculated these amounts without regard to vesting requirements.

Compensation Process and Philosophy

The Compensation Committee is responsible for discharging our Board of Directors’ responsibilities relating to the oversight, administration and approval of our compensation plans, policies and programs for our executive officers and directors. The primary responsibilities and duties of the Compensation Committee are described above in the section entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Compensation Committee.”

Our executive compensation program seeks to:

•	Link the interests of management with those of our stockholders by encouraging stock ownership and aligning performance equity awards with stockholder returns;

•	Attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the healthcare industry;

•

Recognize and reward senior management’s individual and collective efforts relating to the financial performance of the Company and creation of stockholder value through salary, annual cash incentives and long-term stock-based incentives; and

•	Manage compensation based on the individual’s level of skill, knowledge, effort and responsibility.

The Compensation Committee believes that the compensation of our executive officers should provide a competitive level of total compensation necessary to attract and retain talented and experienced executives, and motivate them to contribute to our success. The Compensation Committee has a pay-for-performance philosophy that works to align the interests of management with the interests of stockholders through the use of incentive compensation and an approach that puts a majority of the compensation of our Named Executive Officers at risk if the Company does not perform.

Our Compensation Committee reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. Historically, Mr. Jacobs provided the Compensation Committee with input regarding the performance of and compensation recommendations for other executive officers based on his direct knowledge of their contributions during the year. Our Chief Executive Officer does not play any role with respect to the deliberations and determinations about his or her own compensation. Our Chief Executive Officer considers internal pay equity issues, individual contribution and performance, competitive pressures and our financial performance in making his or her recommendations to the Compensation Committee.

Our Compensation Committee believes that our executive compensation program should be internally consistent and equitable in order to achieve our compensation goals. The Compensation Committee relies on its collective judgment together with the information provided to it by management, the analyses and goals described above and the recommendations of our Chief Executive Officer. The Compensation Committee also considers the qualifications, length of service, experience, consistency of performance, position, responsibilities, individual performance and available competitive alternatives of our executives, their existing compensation and our financial resources, performance and prospects in determining appropriate levels of compensation for our executives.

Executive Compensation Practices

Highlighted below are some of the key elements of our compensation program that the Compensation Committee believes evidence strong corporate governance and alignment of our executive compensation with long-term stockholder interests.

What We Do

✓	Vast majority of pay is performance-based and not guaranteed

✓	Engage stockholders and seek feedback on our executive compensation program

✓	Apply stringent share ownership and share retention policies

✓	Use of peer market data for benchmarking and calibration

✓	Consult with an independent compensation consultant

✓	Prohibit hedging and short sales by officers and directors

✓	Prohibit officers and directors from pledging Company stock or holding Company stock in a margin account

✓	Utilize double trigger severance agreements upon a change in control

✓	Include clawback provisions in our key compensation programs

✓	Conduct an annual risk assessment of our compensation program

✓	Separate Chief Executive Officer and Chairman of the Board (as of December 2018)

What We Don’t Do

X	No supplemental executive retirement plans

X	No stock option repricing or exchanges without stockholder approval

X	No single trigger vesting of equity or cash severance payments upon a change in control

X	No excessive perquisites

X	No tax gross-ups related to change in control or otherwise

Role of Compensation Consultant

Following the say-on-pay vote at our Annual Meeting of Stockholders in May 2017, our Compensation Committee interviewed various compensation consultants and retained Pay Governance to evaluate the Company’s executive compensation program and advise it regarding potential changes for 2018. Pay Governance supported the Compensation Committee in its review of pay programs and practices in light of the 2017 say-on-pay vote and within the context of continuing and improving the alignment of executive pay with stockholders. The Compensation Committee used this information to make compensation decisions for 2018 and to implement the changes described herein. The Compensation Committee has retained Pay Governance to advise it with respect to 2019.

Our Compensation Committee has considered the relationships that Pay Governance has had with the Company, the members of the Compensation Committee and our executive officers, and has taken into account the factors required by NASDAQ to be considered when assessing a consultant’s independence. After considering such relationships and factors, the Compensation Committee determined that the work of Pay Governance in 2017 and 2018 did not raise any conflicts of interest. Outside of their direct engagement by the Compensation Committee as independent compensation consultants to the Compensation Committee with respect to executive compensation matters, Pay Governance has not provided other services to the Company in 2017 or 2018.

Peer Group Comparison

In late 2017, for purposes of reviewing 2017 compensation and setting 2018 compensation for our executive officers and in determining to make the changes for 2018 described herein, Pay Governance assisted the Compensation Committee in establishing a peer group of publicly-traded healthcare companies generally similarly sized and with similar service offerings to us (the “2018 Peer Group”). The 2018 Peer Group consisted of the following companies:

• Amedisys, Inc.	• LifePoint Health, Inc.(1)

• Brookdale Senior Living Inc.	• Magellan Health, Inc.

• Civitas Solutions, Inc.	• MEDNAX, Inc.

• The Ensign Group, Inc.	• Molina Healthcare, Inc.

• Envision Healthcare Holdings, Inc.(1)	• Quest Diagnostics Incorporated

• Encompass Health Corporation (formerly HealthSouth Corp.)	• Select Medical Holdings Corporation

• Kindred Healthcare, Inc.(1)	• Universal Health Services, Inc.

• Laboratory Corporation of America Holdings

(1)	Ceased to be a publicly traded company during 2018.

The 2018 Peer Group was established using similar criteria for selection of the prior year’s peer group selected by our Compensation Committee, specifically: industry, market capitalization, revenue and revenue growth, and adjusting for mergers and acquisition activity among peers. For purposes of comparison, our projected revenue at the time the 2018 Peer Group was selected placed us below the 25th percentile of the 2018 Peer Group, allowing for continued growth. Our market capitalization was approximately $2.8 billion as of October 25, 2017, which placed us between the 50th and 75th percentiles of the 2018 Peer Group.

In late 2018, for purposes of reviewing 2018 compensation and setting 2019 compensation for our executive officers, Pay Governance assisted the Compensation Committee in establishing a peer group for 2019 (the “2019 Peer Group”). The 2019 Peer Group consisted of all of the companies in the 2018 Peer Group with the exception of Kindred Healthcare, Inc.

Chief Executive Officer Transition

Ms. Osteen’s Compensation Arrangements

Ms. Osteen’s annual base salary is $900,000 and her target annual non-equity incentive compensation for each calendar year during her employment period with the Company is 100% of her base salary. For 2019, Ms. Osteen is entitled to a long-term incentive award with a target value equal to not less than $3.2 million. Thereafter, Ms. Osteen will be eligible to receive annual grants of equity or other long-term incentive awards in amounts as determined by the Compensation Committee. To offset the value of compensation forfeited or forgone and compensate for other economic consequences of revoking her separation agreement with her former employer and joining the Company, Ms. Osteen received (1) a one-time equity grant of restricted stock units with a grant date fair value of $6.65 million that will vest ratably on the first two anniversaries of the effective date of her employment (which shares of restricted stock will be reduced by a number of shares (valued at the effective date of her employment) equal to any amounts received by Ms. Osteen in respect of stock options issued by her former employer and held by her on December 12, 2018), (2) a one-time cash sign-on bonus in the amount of $350,000 and (3) an additional $2.5 million cash payment on the first anniversary of the effective date of her employment (subject to Ms. Osteen’s employment at such time). See “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the Employment Agreements” for more information about the terms of Ms. Osteen’s Employment Agreement.

Mr. Jacobs’ Payments Upon Termination

In December 2018, Mr. Jacobs was removed from his positions as the Chief Executive Officer and Chairman of the Board of Directors of the Company. In connection with his termination and pursuant to the terms of his employment agreement with the Company, Mr. Jacobs received cash payments of approximately $8.1 million, representing an aggregate amount equal to the sum of (A) three times his base salary, (B) three times his target non-equity incentive compensation for 2018, (C) unpaid base salary through the termination date, (D) unreimbursed expenses through the termination date and (E) payment in respect of unused paid time off and sick pay accrued as of the termination date. Mr. Jacobs also received his pro-rata annual non-equity incentive compensation for 2018 in March 2019 and is entitled to receive an amount equal to the cost of COBRA premiums for continued health and dental insurance for 36 months after termination as well as a pay-out of amounts under the Company’s Nonqualified Deferred Compensation plan. In addition, all of Mr. Jacobs’ unvested restricted stock became vested upon termination and Mr. Jacobs will be entitled to receive additional shares of common stock in the future pursuant to his performance vesting restricted stock units based upon the Company’s performance. Mr. Jacobs did not receive any payments or benefits in addition to those described above that were paid pursuant to the terms of his employment agreement with the Company. See “Executive Compensation” for additional details.

Separation of Chief Executive Officer and Chairman Roles

In conjunction with our Chief Executive Officer transition, we separated the roles of Chief Executive Officer and Chairman of the Board. Ms.  Osteen serves as our Chief Executive Officer and a member of the Board of Directors while Reeve B. Waud became the Chairman of the Board.

Components of Executive Compensation

The components of our compensation program for executive officers include base salary, performance-based cash and equity incentive compensation, and time-based equity awards.

The following table summarizes the elements of our compensation program for our Named Executive Officers and provides information about each element:

Category of Compensation	Elements of Compensation	Metrics Used	Rationale for Compensation
Base Compensation	Base Salary	N/A	• Attract, retain, and motivate key executive talent • Provide income security • Recognizes different levels of responsibility
Short-Term Incentives	Annual Cash Payment	Adjusted EBITDA Adjusted EPS Revenue	• Motivate and reward annual performance results • Encourages focus on growth of Company
Long-Term Incentives	Time-Vesting and Performance-Based Equity Grants	Adjusted EPS	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership
Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	N/A	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

As illustrated in the charts below and consistent with our pay-for-performance philosophy, 80% of our former Chief Executive Officer’s total direct compensation and, on average, 68% of the other Named Executive Officers’ (other than Ms. Osteen) total direct compensation for 2018 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes base salary, actual non-equity incentive compensation and the grant date fair value of our annual equity grants made in 2018. The stock awards portion of these charts were determined using a Monte-Carlo simulation value and assume that target performance goals for performance vesting restricted stock units issued in 2018 are attained during the initial year of the performance period in accordance with ASC 718 rather than during all three years of the performance period given the change in structure of the 2018 awards compared to the performance vesting restricted stock units issued in prior years. See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the compensation paid to our Named Executive Officers.

Base Salary

Our Compensation Committee generally meets on an annual basis to review each Named Executive Officer’s base salary and to consider adjustments to each Named Executive Officer’s base salary for the following year. The base salaries under the employment agreements for our Named Executive Officers are subject to an annual increase in the sole discretion of the Compensation Committee.

In setting base salaries for 2018 and 2019, the Compensation Committee reviewed the composition of the relevant peer group and discussed peer group information with the Compensation Committee’s independent compensation consultants. For 2018, for Named Executive Officers other than himself and Ms. Osteen, Mr. Jacobs provided the Compensation Committee with an evaluation of the individual performance and roles and responsibilities of each executive officer. Given our financial performance for 2018 and other considerations deemed relevant by the Compensation Committee, the committee determined to provide modest 2.0% raises to the base salary of each of our Named Executive Officers for 2019 except for Ms. Osteen and Messrs. Turner and Jacobs.

The base salaries for the Named Executive Officers effective as of January 1, 2018 and 2019 are as follows:

Name	Base Salary As of January 1, 2018	Base Salary As of January 1, 2019	Percentage Increase
Debra K. Osteen	N/A	$900,000	N/A
Ronald M. Fincher	$689,520	703,310	2.0%
Brent Turner	636,480	636,480	N/A
Christopher L. Howard	548,250	559,215	2.0%
David M. Duckworth	610,878	623,096	2.0%
Joey A. Jacobs	1,124,500	N/A	N/A

See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the base salaries paid to our Named Executive Officers.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive awards paid to our Named Executive Officers are a reward for the realization of established performance objectives. Our Compensation Committee annually adopts a cash bonus plan pursuant to the Company’s Amended and Restated Incentive Compensation Plan (the “Incentive Plan”) for each Named Executive Officer. The Compensation Committee generally meets in February or March to review whether and the extent to which performance objectives have been achieved for the prior year. All non-equity incentive awards are subject to the review and approval of the Compensation Committee, which has the discretion to adjust any and all such awards.

2018 Awards

For 2018, based on input from Pay Governance and a review of the relative correlation between internal financial metrics and stockholder value creation, the Compensation Committee determined that revenue should be added as a component of our non-equity incentive compensation program for executive officers and that the impact of Adjusted EPS should be reduced but maintained given its strong relationship to driving stockholder value. Therefore, annual non-equity incentive compensation payable to our Named Executive Officers for 2018 was based 100% on the Company-wide measures Adjusted EBITDA, Adjusted EPS and revenue, with Adjusted EBITDA determining 50% of the total incentive award, Adjusted EPS determining 30% of the total incentive award and revenue determining 20% of the total incentive award. The Compensation Committee used these measures for determining annual cash incentive awards because they are important measures of our performance and the performance of our management, they drive our success and growth and they are key criteria by which management plans and analyzes our business.

For purposes of determining 2018 non-equity incentive compensation, we define Adjusted EBITDA as the sum of the following: (a) net income from continuing operations, (b) interest expense, (c) income tax expense, (d) depreciation and amortization expense, (e) equity-based compensation expense, (f) transaction-related expenses, (g) loss on extinguishment of debt, (h) impairment and other non-cash charges, (i) legal settlement costs, (j) severance and restructuring costs and (k) gain or loss on foreign currency derivatives. Adjusted EPS is defined as (a) adjusted income from continuing operations attributable to the Company divided by (b) diluted weighted-average shares outstanding. Adjusted income from continuing operations attributable to the Company is defined as the sum of (a) net income attributable to the Company; (b) income or loss from discontinued operations; and (c) provision for income taxes; plus the sum of (d) transaction-related expenses (e.g. acquisition-related diligence and advisory costs, contract termination costs, etc.); (e) gain or loss on extinguishment of debt; (f) impairment and other non-cash gains and charges (e.g. gain or loss on disposal of property); (g) legal settlement costs; (h) severance and restructuring costs; and (i) gain or loss on foreign currency derivatives; minus (j) adjusted income tax provision, as disclosed in or derived from the Company’s Annual Report on Form 10-K, press releases or other financial records, as appropriate. Adjusted EBITDA and Adjusted EPS are calculated net of non-equity incentive payments and excluding the impact of gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. For purposes of determining whether 2018 performance objectives were met, our Adjusted EBITDA and revenue goals are adjusted to include 90% of earnings generated by acquisitions completed during 2018, while Adjusted EPS is adjusted to include 50% of earnings generated by acquisitions completed during 2018, in order to incentivize management to pursue accretive acquisitions that will benefit the Company without inequitably adjusting performance objectives. The Compensation Committee did not make any further adjustments in determining Adjusted EBITDA, Adjusted EPS and revenue for 2018 compensation plan purposes.

The table below sets forth the threshold, target and maximum cash incentive award for 2018 (as a percentage of base salary) for each of the Named Executive Officers (other than Ms. Osteen).

Name	Threshold(1)	Target	Maximum
Ronald M. Fincher	42.5%	85%	170%
Brent Turner	42.5%	85%	170%
Christopher L. Howard	42.5%	85%	170%
David M. Duckworth	37.5%	75%	150%
Joey A. Jacobs	65%	130%	260%

(1)

As described below, Named Executive Officers may receive an aggregate of less than the threshold percentage of their base salary listed above if performance exceeds the threshold level of one or more, but not all, of the applicable performance measures.

These target and maximum percentages are no less than the target and maximum percentages that each executive is eligible to earn (as a percentage of base salary) pursuant to the employment agreements entered into with each applicable executive in April 2014.

For purposes of our 2018 non-equity incentive awards, our target level Adjusted EBITDA was $640.5 million, our target level Adjusted EPS was $2.45 and our target level revenue was $3,060.0 million. Threshold and maximum performance levels for each of these measures was 92.5% and 107.5% of target, respectively. The measures are not weighted equally. For example, if our actual Adjusted EBITDA for 2018 was $640.5 million, Mr. Jacobs would receive 65% of his base salary with respect to the EBITDA portion (50%) of his target bonus (130% of base salary). If our Adjusted EPS for 2018 was $2.45, Mr. Jacobs would receive 39% of his base salary with respect to the Adjusted EPS portion (30%) of his target bonus (130% of base salary). If our revenue for 2018 was $3,060.0 million, Mr. Jacobs would receive 26% of his base salary with respect to the revenue portion (20%) of his target bonus (130% of base salary). Straight-line interpolation is used to determine awards for performance between goal levels.

On March 7, 2019, the Compensation Committee met to determine whether and the extent to which the performance goals for the 2018 annual non-equity incentive awards had been achieved. Actual Adjusted EBITDA for purposes of our 2018 non-equity incentive awards was approximately $597.2 million, actual Adjusted EPS was $2.39 and actual revenue was $3.012 million. The Compensation Committee determined that actual Adjusted EBITDA for 2018 was 93.2% of target Adjusted EBITDA, actual Adjusted EPS for 2018 was 97.6% of target Adjusted EPS, and actual revenue was 98.4% of target revenue. The payout as a percentage of target was 70.5%. As a result of these performance measures, the Named Executive Officers (other than Ms. Osteen) received the following cash incentive payments with respect to 2018:

Name	EBITDA Component	EPS Component	Revenue Component	Total Cash Incentive Payment
Ronald M. Fincher	$160,949	$147,292	$105,073	$413,314
Brent Turner	148,568	135,961	96,991	381,520
Christopher L. Howard	127,973	117,114	83,546	328,633
David M. Duckworth	125,817	115,140	82,138	323,095
Joey A. Jacobs	384,947	352,281	251,307	988,535

The amount set forth in the table above as payable to Mr. Jacobs is a pro rata amount based on the date of his termination. In addition to the cash incentive payment set forth in the table, pursuant to the terms of his employment agreement with the Company, Mr. Jacobs was paid an amount equal to three times his target annual non-equity incentive plan compensation for 2018 following his termination in December 2018. See “Executive Compensation” for additional information about amounts paid to Mr. Jacobs.

2019 Awards

In March 2019, the Compensation Committee approved non-equity incentive awards for each of our Named Executive Officers (other than Mr. Jacobs) for 2019 with potential cash incentive payments to be based 100% on the following company-wide measures:

Measure	Weight
Adjusted EBITDA	50%
Adjusted EPS	30%
Revenue	20%

The table below sets forth the threshold, target and maximum cash incentive award for 2019 (as a percentage of base salary) for each of the Named Executive Officers (other than Mr. Jacobs).

Name	Threshold	Target	Maximum
Debra K. Osteen	50.0%	100%	200%
Ronald M. Fincher	42.5%	85%	170%
Brent Turner	42.5%	85%	170%
Christopher L. Howard	42.5%	85%	170%
David M. Duckworth	42.5%	85%	170%

Equity-Based Compensation

Our Compensation Committee believes that time vesting restricted stock and performance vesting restricted stock units are a key component to the compensation of our executive officers, and providing a mix of different types of equity awards is consistent with market practice for executive officers in our peer group. The Compensation Committee believes that restricted stock and restricted stock units provide a substantial incentive to our Named Executive Officers by allowing them to directly participate in any increase in our long-term value. These incentives are intended to reward, motivate and retain the services of our Named Executive Officers. The Compensation Committee believes that a mix of equity awards aligns the interests of our Named Executive Officers with those of our stockholders and is consistent with our pay-for-performance philosophy. Equity-based awards are typically granted under the Incentive Plan in February or March of each year.

2018 Annual Awards

As discussed earlier, the Compensation Committee implemented significant changes to our compensation program for 2018. The Compensation Committee continued to maintain Adjusted EPS as the core long-term metric for purposes of performance vesting equity awards and continues to believe that a substantial portion of equity awards should be performance based (with 75% of awards being performance vesting restricted stock units and 25% of awards being time vesting restricted stock). However, it made the following changes for 2018 awards:

•	The Compensation Committee reduced Mr. Jacobs’ 2018 target long-term incentive award by $500,000, or 7%, when compared to his 2017 target award.

•	Financial performance will be measured annually, with Adjusted EPS goals for each of the three years in the performance period set at the beginning of each year of the three-year term of the award.

•	A TSR modifier that measures the Company’s TSR performance relative to a group of industry comparators over the full three-year performance period was added.

•

Shares earned annually based on Adjusted EPS results are accumulated and released at the end of the three-year term of the award, subject to adjustment based on the new relative TSR modifier. The Compensation Committee believes that release of shares at the end of the three-year term in combination with the application of a three-year relative TSR modifier increases the long-term orientation of the compensation program.

•

The number of shares accumulated during the term are increased or decreased by up to 25% at the end of the three-year term based on our three-year TSR relative to that of the TSR Peer Group. If our absolute TSR is negative, the TSR modifier is capped at 100% and cannot increase the share payout.

•

The Adjusted EPS performance range has been expanded to a range of 92.5% to 107.5%. This more expansive range recognizes potential business volatility over a three-year term and is consistent with the approach taken by our peers.

•

Given the longer three-year payout, an executive whose employment is terminated during the three-year performance period due to death, disability, retirement, or without cause or for good reason will vest at the end of the three-year performance period, subject to the Company’s achievement of the performance goals.

Effective March 2, 2018, the Compensation Committee approved grants of the following number of performance vesting restricted stock units (subject to the achievement of certain performance goals and continued employment) and shares of time vesting restricted stock under the Incentive Plan to our Named Executive Officers (other than Ms. Osteen):

Name	Performance Restricted Stock Units	Restricted Stock
Ronald M. Fincher	30,741	10,247
Brent Turner	28,377	9,459
Christopher L. Howard	24,443	8,148
David M. Duckworth	21,183	7,061
Joey A. Jacobs	128,241	42,747

The allocation among performance vesting restricted stock units (75% of the total equity award) and restricted stock (25% of the total equity award) is not based on a formula approach but reflects the Compensation Committee’s view that most equity-based incentives should be performance-based and at risk. The Named Executive Officers must be employed by the Company at the time the restricted stock units and/or restricted stock vest in order to receive the shares of Common Stock underlying each award, except in the case of certain terminations of employment as discussed under the heading “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the Employment Agreements.”

The 2018 annual awards of performance vesting restricted stock units reflect the changes described above and include the following TSR modifier:

Relative TSR Achieved (compared to TSR Peer Group)	% of Target Awarded(1)(2)
75th percentile or greater	125%
55th percentile	100%
30th percentile or less	75%

(1)	Interpolated for performance between percentiles.
(2)	TSR modifier capped at 100% if the Company’s TSR is negative, regardless of applicable Adjusted EPS amount.

Restricted Stock Units. The restricted stock units granted effective March 2, 2018 are earned in three equal annual installments based upon the achievement of specified performance levels of Adjusted EPS for 2018, 2019 and 2020, and adjusted before vesting at the end of the full three-year period in accordance with the three-year TSR modifier. The Compensation Committee established, on the grant date, the performance objectives for 2018 for purposes of the vesting of restricted stock units. The performance objectives for 2019 and 2020 are determined by the Compensation Committee subsequent to December 31, 2018 and December 31, 2019, respectively. The Compensation Committee believes that Adjusted EPS provides the best incentive to senior management and is the appropriate financial measure for determining vesting of restricted stock unit awards because it is an important measure of our performance and the performance of our management, it drives our success and growth and it is a key criterion by which management plans and analyzes our business.

The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of units set forth above in accordance with a formula based on our Adjusted EPS, and adjusted in accordance with the TSR modifier. None of the performance vesting restricted stock units will vest for performance below 92.5% of the specified Adjusted EPS. Unearned performance awards in each performance period are forfeited.

For 2018, the threshold award (as a percentage of the number of restricted stock units eligible for vesting based on 2018 performance) for each applicable Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. Subject to remaining vesting and the three-year TSR modifier, the actual number of shares of Common Stock earned each year is based on performance relative to the specified Adjusted EPS for the corresponding year.

For purposes of our 2018 awards of performance vesting restricted stock units, our target level Adjusted EPS was $2.45. The table below sets forth the number of shares of Common Stock that each Named Executive Officer was eligible to earn for 2018 (as a percentage of the number of restricted stock units eligible for vesting based on 2018 performance), subject to continued employment throughout the performance period, based upon the Company’s actual Adjusted EPS for 2018. For example, if our actual Adjusted EPS for 2018 was $2.45, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may be earned based on 2018 performance, or one-third of the 2018 target grant. The remaining two-thirds remain subject to 2019 and 2020 performance standards. All shares earned are subject to adjustment at the end of the three-year term based on the TSR modifier.

Adjusted EPS of $2.27 - $2.45	Adjusted EPS of $2.45 - $2.63	Adjusted EPS of $2.63 or Greater
50% - 100%	100% - 200%	200%

On March 7, 2019, the Compensation Committee met to determine whether and the extent to which the performance goals for the 2018 restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2018 was $2.39, resulting in approximately 83.8% of the first tranche of the 2018 restricted stock unit annual award being earned as reflected in the table below, subject to remaining vesting and the three-year TSR modifier:

Name	2018 Restricted Stock Unit Grant	Target Shares Subject to 2018 Performance(1)	Shares Earned Under 2018 Restricted Stock Unit Grant(2)
Ronald M. Fincher	30,741	10,247	8,586
Brent Turner	28,377	9,459	7,926
Christopher L. Howard	24,443	8,147	6,827
David M. Duckworth	21,183	7,061	5,917
Joey A. Jacobs	128,241	42,747	35,819

(1)	Amounts reflect one-third of the grant.
(2)	Amounts reflect one-third of the grant multiplied by approximately 83.8%.

Restricted Stock. The time vesting restricted stock granted in 2018 vests 25% per year on the four successive anniversaries of the date of grant.

2018 Transition Awards

As a result of the 2018 change in the vesting schedule of performance vesting restricted stock units from annual vesting to three-year vesting, there was a gap in vesting of equity awards of our Named Executive Officers prior to the completion of the initial three-year term of the 2018 awards. In order to mitigate that gap and to facilitate the transition to the new approach, the Compensation Committee made an additional one-time special transition award of performance vesting restricted stock units to our Named Executive Officers, other than Ms. Osteen and Mr. Jacobs, effective March 2, 2018. The Compensation Committee believes that the transition awards serve as a retention tool and provide motivation to the executive officers during this transition period.

The Compensation Committee approved transition grants of the following number of performance vesting restricted stock units (subject to the achievement of certain performance goals and continued employment) under the Incentive Plan to our Named Executive Officers (other than Ms. Osteen and Mr. Jacobs):

Name	Performance Restricted Stock Units
Ronald M. Fincher	15,371
Brent Turner	14,188
Christopher L. Howard	12,222
David M. Duckworth	10,592

The transition awards have the same general design as the 2018 annual awards but with a shorter term and performance measurement period. The one-time special awards are equal to 50% of the grant date value of the 2018 annual performance vesting restricted stock unit awards. The methodology for establishing the vesting criteria and other terms for the 2018 transition awards of performance vesting restricted stock units is consistent with that for the 2018 annual awards with the financial measure Adjusted EPS used for evaluating performance. However, the transition awards will be earned over a two-year period instead of three years and the TSR modifier for the transition awards will be based on the two-year TSR for the Company and the TSR Peer Group. See the section above entitled “– 2018 Annual Awards” for more information about the general terms of the transition awards.

On March 7, 2019, the Compensation Committee met to determine whether and the extent to which the 2018 performance goals for the transition awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2018 was $2.39, resulting in approximately 83.8% of the first tranche of the transition awards being earned as reflected in the table below, subject to remaining vesting and the two-year TSR modifier:

Name	2018 Restricted Stock Unit Grant	Target Shares Subject to 2018 Performance(1)	Shares Earned Under 2018 Restricted Stock Unit Grant(2)
Ronald M. Fincher	15,371	7,685	6,440
Brent Turner	14,188	7,094	5,944
Christopher L. Howard	12,222	6,111	5,121
David M. Duckworth	10,592	5,296	4,438

(1)	Amounts reflect one-half of the grant.
(2)	Amounts reflect one-half of the grant multiplied by approximately 83.8%.

Vesting of 2017 and 2016 Restricted Stock Unit Awards

On March 29, 2017 and February 5, 2016, the Compensation Committee approved grants of the following number of performance vesting restricted stock units under the Incentive Plan to our Named Executive Officers (other than Ms. Osteen):

Name	2017 Performance Restricted Stock Units	2016 Performance Restricted Stock Units
Ronald M. Fincher	26,170	18,367
Brent Turner	24,157	16,954
Christopher L. Howard	20,808	14,891
David M. Duckworth	18,033	11,648
Joey A. Jacobs	119,957	83,392

The restricted stock units granted in 2017 and 2016 are earned in three equal annual installments based upon the achievement of specified performance levels of Adjusted EPS. The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of units set forth above in accordance with a formula based on our Adjusted EPS. None of the performance vesting restricted stock units will vest for performance below 95% of the specified Adjusted EPS.

One-third of each of the target amounts for the 2017 and 2016 awards are subject to 2018 Adjusted EPS performance. For 2018 performance under the 2017 and 2016 restricted stock unit awards, the threshold award (as a percentage of the number of restricted stock units eligible for vesting based on 2018 performance) for each Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. The actual number of shares of Common Stock to be issued upon vesting of the restricted stock units each year is based on the Company’s actual Adjusted EPS relative to the specified Adjusted EPS for the corresponding year.

For purposes of our 2017 and 2016 awards of performance vesting restricted stock units, our target level Adjusted EPS was $2.78 for 2017 and $2.98 for 2016, respectively. The tables below set forth the number of shares of Common Stock that each Named Executive Officer was eligible to earn for 2018 performance under the 2017 and 2016 restricted stock unit awards (as a percentage of the number of restricted stock units eligible for vesting based on 2018 performance), subject to continued employment throughout the performance period, based upon the Company’s actual Adjusted EPS for 2018. For example, for the 2017 restricted stock unit awards, if our Adjusted EPS for 2018 was $2.78, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may vest based on 2018 performance, or one-third of the 2017 target grant. The remaining one-third remains subject to 2019 performance standards.

2017 Restricted Stock Units
Adjusted EPS of $2.64 - $2.78	Adjusted EPS of $2.78 - $2.92	Adjusted EPS of $2.92 or Greater
50% - 100%	100% - 200%	200%

For the 2016 restricted stock unit awards, if our Adjusted EPS for 2018 was $2.98, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may vest based on 2018 performance, or one-third of the 2016 target grant.

2016 Restricted Stock Units
Adjusted EPS of $2.83 - $2.98	Adjusted EPS of $2.98 - $3.13	Adjusted EPS of $3.13 or Greater
50% - 100%	100% - 200%	200%

On March 7, 2019, the Compensation Committee met to determine whether and the extent to which the 2018 performance goals for the 2017 and 2016 restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2018 was $2.39. As a result, the restricted stock units issued in 2017 and 2016 did not vest.

2019 Annual Awards

For 2019, the Compensation Committee expects to approve grants of performance vesting restricted stock units (subject to the achievement of certain performance goals and continued employment) and shares of time vesting restricted stock under the Incentive Plan to our Named Executive Officers (other than Mr. Jacobs), substantially consistent with past annual equity awards, including the allocation among performance vesting restricted stock units (75% of the total equity award) and restricted stock (25% of the total equity award).

The 2019 annual awards of performance vesting restricted stock units are expected to include the following TSR modifier:

Relative TSR Achieved (compared to TSR Peer Group)	% of Target Awarded(1)(2)
75th percentile or greater	125%
55th percentile	100%
30th percentile or less	75%

(1) Interpolated for performance between percentiles.

(2) TSR modifier capped at 100% if the Company’s TSR is negative, regardless of applicable Adjusted EPS amount.

Restricted Stock Units. The methodology for establishing the vesting criteria and other terms for the 2019 awards of performance vesting restricted stock units are expected to be consistent with that for the 2018 annual awards with the financial measure Adjusted EPS used for evaluating performance.

Restricted Stock. The time vesting restricted stock granted in 2019 are expected to vest 25% per year on the four successive anniversaries of the date of grant.

See the section above entitled “Components of Executive Compensation – Equity-Based Compensation – 2018 Annual Awards” for more information about restricted stock units, restricted stock and how 2019 awards are expected to vest based on future performance.

Perquisites and other Benefits

We provide our Named Executive Officers with modest perquisites (less than $10,000 on an annual basis) that our Compensation Committee believes are reasonable and consistent with our overall executive compensation program. Our Compensation Committee believes that such perquisites help us to retain our executive personnel and allows them to operate more effectively.

Our Named Executive Officers are eligible for health and welfare benefits available to eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage. The Named Executive Officers also participate in a separate insurance plan that provides long term care benefits to the executives and their spouses. Our general policies applicable to all employees govern paid vacation and other time off for our Named Executive Officers.

Compensation Clawback Policy

If the Company is required to restate its financial statements as a result of misconduct, Section 304 of the Sarbanes-Oxley Act requires the Chief Executive Officer and the Chief Financial Officer to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. On February 26, 2015, the Compensation Committee adopted and approved a compensation clawback policy applicable to performance-based equity awards issued to executive officers during and after 2015. Under the clawback policy, if a Named Executive Officer is determined by the Board to have engaged in fraud or misconduct contributing to restatement of the Company’s financial statements, the Board shall take appropriate action to address such events, including requiring (i) reimbursement of any equity securities that vested during the preceding three year period, including any proceeds from the sale of such securities, and (ii) cancellation of all unvested equity securities during such three-year period.

Section 954 of the Dodd-Frank Act directs the SEC to promulgate additional rules requiring companies listed on stock exchanges to adopt policies regarding the recovery of executive compensation from executive officers for accounting restatements resulting from material noncompliance with any financial reporting requirement under the securities laws. In accordance with Section 954 of the Dodd-Frank Act, the SEC issued proposed rules in 2015 regarding the adoption of clawback policies. Upon the SEC’s adoption and publication of final rules implementing these requirements, the Compensation Committee will review and, if necessary, revise the Company’s clawback policy to conform with such rules.

Deferred Compensation Plan

On February 28, 2013, our Board adopted and approved the Acadia Healthcare Company, Inc. Deferred Compensation Plan, effective February 1, 2013 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is designed to provide tax-deferred compensation for our eligible employees, including executive officers. Deferred compensation plans are common in our industry, and help in the recruitment and retention of top executive talent.

Under the Deferred Compensation Plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.

Risk Assessment

In addition to overseeing the Company’s executive compensation program, the Compensation Committee considers the risk profile of the Company’s compensation policies and practices for all employees. The Compensation Committee has concluded that the Company’s compensation program does not encourage excessive or inappropriate risk taking and determined that such program is not reasonably likely to have a material adverse impact on the Company. See “CORPORATE GOVERNANCE – Risk Oversight” for more information about the Board’s role in our risk management process.

Internal Revenue Code Section 162(m)

Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation. For taxable years ending December 31, 2017 and earlier, “covered employees” generally referred to the company’s Chief Executive Officer and its next three most highly compensated executive officers (excluding the Chief Financial Officer) in the year that the compensation is paid. This limitation does not apply to compensation that is considered “qualified performance-based compensation” under the rules of Section 162(m). The exemption from Section 162(m)’s deduction limitation for “qualified performance-based compensation” was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is uncertain under the legislation). In addition, beginning with taxable years beginning after December 31, 2017, “covered employees” generally was expanded to include the Company’s chief financial officer; also, each individual who is a covered employee for any taxable year beginning after December 31, 2016 will remain a covered employee for all future years.

Stock Ownership Guidelines, Insider Trading Policy, Hedging and Pledging

In March 2012, the Board of Directors adopted stock ownership guidelines for non-management directors. The guidelines require that each non-management director hold an investment position in our Common Stock equal in value to five times the annual cash retainer (exclusive of any Board committee retainers) paid to non-management directors. The guidelines provide for a five-year transition period during which directors can attain the required ownership. As of December 31, 2018, all of our non-management directors not in a transition period satisfied the applicable stock ownership guidelines.

In December 2014, the Board of Directors adopted stock ownership guidelines for certain designated officers. The guidelines require that the Named Executive Officers hold an investment position in our Common Stock equal to the following multiples of annual base salary:

Position	Fair Market Value of Stock Holdings as a Multiple of Base Salary
Chief Executive Officer	5x
Other Named Executive Officers	3x

The guidelines provide for a five-year transition period during which executive officers can attain the required ownership. If an executive officer becomes subject to a greater ownership threshold due to an increase in the amount of his or her annual base salary, the executive officer must satisfy the greater ownership threshold within the later of the original five-year transition period or two years from the effective date of the increase in annual base salary. As of December 31, 2018, all of our Named Executive Officers not in a transition period satisfied the applicable stock ownership guidelines.

Pursuant to the stock ownership guidelines applicable to non-management directors and executive officers, ownership of the following shares of Common Stock (“Qualified Shares”) are counted toward the satisfaction of the applicable ownership requirements: (i) shares owned directly by the non-management director or the executive officer; (ii) shares owned indirectly (e.g. by a spouse or in trust); (iii) restricted shares, including restricted shares that have been granted but that have not vested; (iv) shares issuable upon the settlement of vested restricted stock units; and (v) shares obtained through stock option exercises. For the avoidance of doubt, shares that underlie unexercised options, whether or not vested, will not be deemed to be Qualified Shares.

We maintain an insider trading policy that governs transactions in our securities by directors, officers and other employees. Among other provisions, the policy prohibits “short-selling” of any equity security of the Company and any hedging transactions. Directors and officers are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Termination and Change-in-Control Arrangements

Under the terms of the compensation plans and employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment. The specific terms of these arrangements are discussed under the heading “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the Employment Agreements.” The Compensation Committee believes that these arrangements are appropriate and necessary to attract and retain talented senior executives. The Compensation Committee believes that the potential payments and benefits provide security and encourage retention in the event of an actual or potential change in control, such as a sale or “hostile” takeover. The absence of such arrangements could impact our ability to hire talented executives and an executive’s willingness to work through a merger or sale transaction which could be beneficial to our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Wade D. Miquelon, Chairman
Christopher R. Gordon
Vicky B. Gregg
William M. Petrie, M.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table reflects the compensation paid or accrued by us with respect to each of the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Debra K. Osteen Chief Executive Officer(4)	2018	$37,500	$350,000	(5)	$—	$—	$—	$387,500
Ronald M. Fincher Chief Operating Officer	2018 2017 2016	689,520 676,000 650,000	— — —		1,144,780 1,520,986 1,462,483	413,314 209,340 653,425	6,415 4,099 4,272	2,254,029 2,410,425 2,770,180
Brent Turner President	2018 2017 2016	636,480 624,000 600,000	— — —		1,056,725 1,403,990 1,349,971	381,520 193,237 778,076	5,502 2,946 3,037	2,080,227 2,224,173 2,556,170
Christopher L. Howard Executive Vice President, General Counsel and Secretary	2018 2017 2016	548,250 537,500 527,000	— — —		910,260 1,209,361 1,185,741	328,633 166,450 529,777	5,502 2,946 3,037	1,792,645 1,916,257 2,245,555
David M. Duckworth Chief Financial Officer	2018 2017 2016	610,878 598,900 530,000	— — —		788,848 1,048,078 927,511	323,095 163,645 470,111	16,241 13,512 13,563	1,739,062 1,824,135 1,941,185
Joey A. Jacobs Former Chief Executive Officer	2018 2017 2016	1,124,500 1,124,500 1,071,000	— — —		3,426,172 6,971,915 6,640,207	988,535 532,586 1,646,632	8,170,247 4,099 4,272	13,709,454 8,633,100 9,362,111

(1)

Reflects the aggregate grant date fair value of restricted stock and restricted stock units granted to each Named Executive Officer (other than Ms. Osteen) pursuant to the Incentive Plan, determined using a Monte-Carlo simulation value and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 8 to the Consolidated Financial Statements contained in the Company’s 2018 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. With respect to annual grants of restricted stock units, the units vest over three years and the amounts assume that the performance goals are attained during the initial year of the performance period in accordance with ASC 718. With respect to the transition award of restricted stock units granted in 2018, the units vest over two years and assume that the performance goals are attained during the initial year of the performance period in accordance with ASC 718. The stock awards amounts for 2017 and 2016 assume that target performance goals for performance vesting restricted stock units are attained in all three years of the performance period given the different structure of the performance vesting restricted stock units issued in years prior to 2018 as described in “COMPENSATION DISCUSSION AND ANALYSIS.”

Assuming that the maximum performance goals are attained during the initial year of the performance period in accordance with ASC 718 for the restricted stock units granted in 2018, and during all three years for the restricted stock units granted in 2017 and 2016, the aggregate grant date fair value of the annual grants of restricted stock unit awards would have been:

Name	2018 RSU Awards	2017 RSU Awards	2016 RSU Awards
Ronald M. Fincher	$866,896	$2,281,501	$2,193,754
Brent Turner	800,231	2,106,007	2,024,986
Christopher L. Howard	689,293	1,814,041	1,778,581
David M. Duckworth	597,361	1,572,117	1,391,237
Joey A. Jacobs	3,616,396	10,457,851	9,960,340

Therefore, assuming the maximum performance goals are attained during the initial year of the performance period in accordance with ASC 718 for the restricted stock units granted in 2018, and during all three years for the restricted stock units granted in 2017 and 2016, the aggregate grant date fair value of the total stock awards (including awards of both restricted stock and restricted stock units) would have been:

Name	2018 Stock Awards	2017 Stock Awards	2016 Stock Awards
Ronald M. Fincher	$1,901,711	$2,661,736	$2,559,360
Brent Turner	1,755,427	2,456,994	2,362,463
Christopher L. Howard	1,512,118	2,116,382	2,075,031
David M. Duckworth	1,310,437	1,834,136	1,623,130
Joey A. Jacobs	5,234,370	12,200,841	11,620,377

See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock and restricted stock units.

(2)

Reflects cash awards earned during the years indicated under the Incentive Plan. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Annual Non-Equity Incentive Compensation” for more information.

(3)

Represents certain long term care insurance benefits and, for 2018, 401(k) plan matching contributions by the Company to each Named Executive Officer (other than Ms. Osteen and Mr. Jacobs). Ms. Osteen was not enrolled in the Company’s benefit plans in 2018. For Mr. Jacobs, amounts shown in this column for 2018 also include the following amounts related to the termination of his employment with the Company:

Three times base salary	$3,373,500.00
Three times target annual cash award	4,385,550.00
Unpaid base salary through the termination date	21,625.00
Unreimbursed expenses through the termination date	2,409.13
Unused paid time off and sick pay accrued through the termination date	383,497.75

Total	$8,166,581.88

(4)	Ms. Osteen was appointed Chief Executive Officer effective December 16, 2018.
(5)	Reflects Ms. Osteen’s one-time cash sign-on bonus.

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2018:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Debra K. Osteen	N/A	$—	$—	$—	—	—	—	—	$—
Ronald M. Fincher	N/A	146,523	586,092	1,172,184	—	—	—	—	—
	3/2/18	—	—	—	—	—	—	10,247	387,849
	3/2/18	—	—	—	15,371	30,741	61,482	—	756,931	(5)
	3/2/18	—	—	—	7,685	15,371	30,742	—	323,483	(6)
Brent Turner	N/A	135,252	541,008	1,082,016	—	—	—	—	—
	3/2/18	—	—	—	—	—	—	9,549	358,023
	3/2/18	—	—	—	14,189	28,377	56,754	—	698,702	(5)
	3/2/18	—	—	—	7,094	14,188	28,376	—	298,586	(6)
Christopher L. Howard	N/A	116,503	466,013	932,025	—	—	—	—	—
	3/2/18	—	—	—	—	—	—	8,148	308,402
	3/2/18	—	—	—	12,222	24,443	48,886	—	601,858	(5)
	3/2/18	—	—	—	6,111	12,222	24,444	—	257,212	(6)
David M. Duckworth	N/A	114,540	458,159	916,317	—	—	—	—	—
	3/2/18	—	—	—	—	—	—	7,061	267,259
	3/2/18	—	—	—	10,592	21,183	42,366	—	521,589	(5)
	3/2/18	—	—	—	5,296	10,592	21,184	—	222,909	(6)
Joey A. Jacobs	N/A	365,463	1,461,850	2,923,700	—	—	—	—	—
	3/2/18	—	—	—	—	—	—	42,747	1,617,974
	3/2/18	—	—	—	64,121	128,241	256,482	—	1,808,198	(5)

(1)

The estimated payouts shown reflect non – equity incentive awards granted under the Incentive Plan, where receipt is contingent upon the achievement of specified performance goals. The amounts in the “Threshold” column assume threshold performance for all of the specified performance goals. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Annual Non – Equity Incentive Compensation” for more information about the awards.

(2)

Reflects the number of shares of Common Stock issuable upon vesting of restricted stock units granted under the Incentive Plan, subject to adjustment based on the TSR modifier. The first tranche of restricted stock units granted effective March 2, 2018 is earned based upon the achievement of certain performance goals in 2018 and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity – Based Compensation – 2018 Annual Awards” for more information about the restricted stock units. The other restricted stock units granted effective March 2, 2018 vest in two annual installments based upon the achievement of certain performance goals and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity – Based Compensation – 2018 Transition Awards” for more information about the transition award of restricted stock units.

(3)	Reflects shares of restricted stock granted under the Incentive Plan, which will vest in four equal annual installments commencing one year after the date of grant.
(4)	Reflects the aggregate grant date fair value computed in accordance with ASC 718.
(5)

With respect to restricted stock units granted under the Incentive Plan, the amounts shown were determined using a Monte-Carlo simulation value and assume that target performance goals are attained during the initial year of the performance period in accordance with ASC 718, continued employment throughout the performance period, and no adjustment as a result of the TSR modifier. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2018 Annual Awards.”

(6)

With respect to the transition restricted stock units granted under the Incentive Plan, the amounts shown were determined using a Monte-Carlo simulation value and assume that the performance goals are attained during the initial year of the performance period in accordance with ASC 718, continued employment throughout the performance period, and no adjustment as a result of the TSR modifier. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2018 Transition Awards.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2018 that represent potential amounts that may be realized in the future:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(Exercisable)	(Unexercisable)
Debra K. Osteen	—	—	$—	—	—		$—	—		$—
Ronald M. Fincher	7,159	—	50.75	2/27/24	—		—	—		—
	—	—	—	—	1,066	(3)	27,407	—		—
	—	—	—	—	3,062	(4)	78,724	—		—
	—	—	—	—	—		—	3,062	(7)	78,711
	—	—	—	—	6,543	(5)	168,221	—		—
	—	—	—	—	—		—	8,724	(8)	224,281
	—	—	—	—	10,247	(6)	263,450	—		—
	—	—	—	—	—		—	30,741	(9)	790,351
	—	—	—	—	—		—	15,371	(10)	395,188
Brent Turner	7,591	—	15.96	3/19/22	—		—	—		—
	13,350	—	29.39	3/29/23	—		—	—		—
	6,819	—	50.75	2/27/24	—		—	—		—
	—	—	—	—	978	(3)	25,144	—		—
	—	—	—	—	2,827	(4)	72,682	—		—
	—	—	—	—	—		—	2,826	(7)	72,656
	—	—	—	—	6,039	(5)	155,263	—		—
	—	—	—	—	—		—	8,053	(8)	207,030
	—	—	—	—	9,459	(6)	243,191	—		—
	—	—	—	—	—		—	28,377	(9)	729,573
	—	—	—	—	—		—	14,188	(10)	364,773
Christopher L. Howard	6,466	—	15.96	3/19/22	—		—	—		—
	9,500	—	29.39	3/29/23	—		—	—		—
	6,138	—	50.75	2/27/24	—		—	—		—
	—	—	—	—	887	(3)	22,805	—		—
	—	—	—	—	2,482	(4)	63,812	—		—
	—	—	—	—	—		—	2,483	(7)	63,825
	—	—	—	—	5,202	(5)	133,743	—		—
	—	—	—	—	—		—	6,936	(8)	178,325
	—	—	—	—	8,148	(6)	209,485	—		—
	—	—	—	—	—		—	24,443	(9)	628,430
	—	—	—	—	—		—	12,222	(10)	314,228

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(Exercisable)	(Unexercisable)
David M. Duckworth	875		$9.40	11/16/21		—		$—	—		$—
	814	—	15.96	3/19/22		—		—	—		—
	7,591	—	16.60	8/2/22		—		—	—		—
	9,500	—	29.39	3/29/23		—		—	—		—
	3,897	—	50.75	2/27/24		—		—	—		—
	—	—	—	—		609	(3)	15,657	—		—
	—	—	—	—		1,967	(4)	50,572	—		—
	—	—	—	—		—		—	1,942	(7)	49,929
	—	—	—	—		4,509	(5)	115,926	—		—
	—	—	—	—		—		—	6,011	(8)	154,543
	—	—	—	—		7,061	(6)	181,538	—		—
	—	—	—	—		—		—	21,183	(9)	544,615
	—	—	—	—		—		—	10,592	(10)	272,320
Joey A. Jacobs	18,315	—	15.96	3/19/22	(11)	—		—	—		—
	33,000	—	29.39	3/29/23	(11)	—		—	—		—
	26,494	—	50.75	2/27/24	(11)	—		—	—		—
	—	—	—	—		—		—	13,899	(7)	357,343
	—	—	—	—		—		—	39,986	(8)	1,028,040
	—	—	—	—		—		—	128,241	(9)	3,297,076

(1)	The amounts shown reflect stock options granted under the Incentive Plan.
(2)	Based on the closing sales price of our Common Stock of $25.71 on The NASDAQ Global Select Market on December 31, 2018.
(3)	These shares of restricted stock vest on February 24, 2019.
(4)	One-half of these shares of restricted stock vest on each of February 5, 2019 and February 24, 2020.
(5)	One-third of these shares of restricted stock vest on each of March 29, 2019, March 29, 2020 and March 29, 2021.
(6)	One-fourth of these shares of restricted stock vest on each of March 2, 2019, March 2, 2020, March 2, 2021 and March 2, 2022.
(7)

Reflects the aggregate threshold number of shares that will vest upon the achievement of certain performance goals established for the restricted stock units granted in 2016 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – Vesting of 2017 and 2016 Restricted Stock Unit Awards” for more information about the restricted stock units.

(8)

Reflects the aggregate threshold number of shares that will vest upon the achievement of certain performance goals established for the restricted stock units granted in 2017 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – Vesting of 2017 and 2016 Restricted Stock Unit Awards” for more information about the restricted stock units.

(9)

Reflects the aggregate target number of shares that will vest upon the achievement of certain performance goals established for the annual award of restricted stock units granted in 2018 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2018 Annual Awards” for more information about the restricted stock units.

(10)

Reflects the aggregate target number of shares that will vest upon the achievement of certain performance goals established for the transition award of restricted stock units granted in 2018 under the Incentive Plan and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation – 2018 Transition Awards” for more information about the restricted stock units.

(11)	In connection with Mr. Jacobs’ termination as an employee of the Company in December 2018 and per the terms of the Incentive Plan, such options must be exercised prior to March 16, 2019.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of stock options or the vesting of restricted stock and restricted stock units during 2018:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Debra K. Osteen		$—	—	$—
Ronald M. Fincher	—	—	8,550	325,755	(1)
	—	—	2,180	85,151	(2)
	—	—	1,530	52,953	(3)
	—	—	1,064	41,017	(4)
	—	—	1,360	52,455	(5)
Brent Turner	—	—	7,875	300,038	(1)
	—	—	2,013	78,628	(2)
	—	—	1,412	48,969	(3)
	—	—	975	37,586	(4)
	—	—	1,293	49,871	(5)
Christopher L. Howard	—	—	6,905	263,081	(1)
	—	—	1,734	67,730	(2)
	—	—	1,241	42,951	(3)
	—	—	887	34,194	(4)
	—	—	1,166	44,973	(5)
David M. Duckworth	—	—	5,561	211,874	(1)
	—	—	1,502	58,668	(2)
	—	—	970	33,572	(3)
	—	—	608	23,438	(4)
	—	—	739	38,503	(5)
Joey A. Jacobs	—	—	39,956	1,522,324	(1)
	—	—	9,996	390,444	(2)
	—	—	6,949	240,505	(3)
	—	—	5,170	199,304	(4)
	—	—	5,027	193,891	(5)

(1)

Based on the closing sales price of our Common Stock of $38.10 on The NASDAQ Global Select Market on February 28, 2018, the date that the restricted stock units vested. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.

(2)

Based on the closing sales price of our Common Stock of $39.06 on The NASDAQ Global Select Market on March 28, 2018, the first business day immediately prior to the date that the shares of restricted stock vested.

(3)

Based on the closing sales price of our Common Stock of $34.61 on The NASDAQ Global Select Market on February 2, 2018, the first business day immediately prior to the date that the shares of restricted stock vested.

(4)

Based on the closing sales price of our Common Stock of $38.55 on The NASDAQ Global Select Market on February 23, 2018, the first business day immediately prior to the date that the shares of restricted stock vested.

(5)

Based on the closing sales price of our Common Stock of $38.57 on The NASDAQ Global Select Market on February 26, 2018, the first business day immediately prior to the date that the shares of restricted stock vested.

Nonqualified Deferred Compensation

The following table shows the activity during 2018 and the aggregate balances held by each of our Named Executive Officers at December 31, 2018 under the Deferred Compensation Plan.

Name	Executive Contributions in 2018($)(1)	Company Contributions in 2018($)	Aggregate Earnings in 2018($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at December 31, 2018($)(2)
Debra K. Osteen	$—	$—	$—	$—	$—
Ronald M. Fincher	47,668	—	(8,730)	(44,445)	112,827
Brent Turner	67,430	—	(80,512)	—	1,258,127
Christopher L. Howard	91,522	—	(40,768)	—	1,180,473
David M. Duckworth	198,365	—	(73,275)	(87,889)	866,131
Joey A. Jacobs	—	—	(3,191)	—	25,517

(1)	These amounts are included in the Summary Compensation Table above.
(2)	All amounts other than 2018 earnings are included in the Summary Compensation Table above.

Under the plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency or on a specified date selected by a participant. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.

Potential Payments Upon Termination or Change in Control under the Employment Agreements

In December 2018, we entered into an employment agreement with Ms. Osteen (the “Osteen Agreement”). In April 2014, we entered into amended and restated employment agreements with each of Messrs. Jacobs, Fincher, Turner and Howard, and an employment agreement with Mr. Duckworth (collectively with the Osteen Agreement, the “Employment Agreements”). A summary of the Employment Agreements is provided below.

Compensation and Benefits

The base salaries under the Employment Agreements are subject to an annual increase in the sole discretion of our Board. In addition to base salary, under the Employment Agreements the executives are entitled to participate, in their sole discretion, in all of our employee benefit programs for which senior executive employees are generally eligible. Each executive is also reimbursed for reasonable expenses incurred in connection with services performed under each executive’s Employment Agreement.

Non-Competition and Non-Solicitation

During the term of each Employment Agreement and for 12 months thereafter (in the case of Ms. Osteen and Mr. Duckworth), 24 months thereafter (in the case of Messrs. Fincher, Turner and Howard) or 36 months thereafter (in the case of Mr. Jacobs), each such executive is prohibited from (i) directly or indirectly managing, controlling, consulting, rendering services for or participating, engaging or owning an interest in any business which derives 25% of its gross revenue from the business of providing behavioral healthcare and/or related services and (ii) directly or indirectly managing, controlling, rendering services for or participating or consulting with any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (subject to certain exceptions), in each case within any geographical area in which we engage in such businesses. During the term of each Employment Agreement and for 12 months thereafter (in the case of Ms. Osteen and Mr. Duckworth), 24 months thereafter (in the case of Messrs. Fincher, Turner and Howard) or 36 months thereafter (in the case of Mr. Jacobs), each such executive is prohibited from directly or indirectly soliciting or hiring any employee or independent contractor of ours or directly or indirectly soliciting any customer, supplier, licensee, licensor or other business relation of ours. In addition, the executives are subject to customary confidentiality and non-disparagement obligations both during and following their employment with the Company.

Severance

Under each Employment Agreement (other than the Osteen Agreement), if the executive is terminated without “Cause” or resigns with “Good Reason,” such executive is generally entitled to receive (subject to the satisfaction of certain conditions):

•	Such executive’s base salary through the termination date;

•	A prorated bonus amount for the calendar year in which the termination occurs;

•

An amount equal to a multiple of the target annual cash bonus amount to which such executive would be entitled with respect to the calendar year in which the termination date occurs, determined as if all of the performance objectives for such year have been achieved at the target level;

•	An amount equal to a multiple of such executive’s base salary as in effect on the termination date;

•	Any unused and unpaid time off and sick pay accrued through the termination date and any incurred but unreimbursed business expenses as of the termination date;

•	An amount equal to the cost of the premiums for continued health and dental insurance for the executive and/or his dependents in accordance with COBRA for a specified period;

•	Full and immediate vesting of such executive’s stock options, restricted stock and other equity-based awards that are not intended to be performance-based compensation under Code Section 162(m); and

•

Delay of vesting and forfeiture of such executive’s restricted stock and other equity-based awards that are intended to be performance-based compensation under Code Section 162(m) until the Company certifies the applicable performance goals have been met (collectively, the “Termination Payments”).

Under the Osteen Agreement, if she is terminated without “Cause” or resigns with “Good Reason,” Ms. Osteen is generally entitled to receive (subject to the satisfaction of certain conditions):

•	Her base salary through the termination date;

•	Any accrued but unpaid cash bonus with respect to a completed performance period;

•

Any unused and unpaid time off and sick pay accrued through the termination date, any incurred but unreimbursed business expenses as of the termination date, and all other payments, benefits or fringe benefits pursuant to any applicable compensation arrangement as of the termination date;

•	An amount equal to two (2) times her base salary as in effect on the termination date

•	A prorated cash bonus amount for the calendar year in which the termination occurs, determined as if all of the subjective performance objectives for such year have been achieved at the target level;

•	An amount equal to the after-tax cost of the premiums for continued health and dental insurance for Ms. Osteen and/or her dependents in accordance with COBRA for a specified period;

•

Full and immediate vesting of the time-vesting components of Ms. Osteen’s annual equity and equity-based awards granted in 2019 and 2020 (the “2019 and 2020 Awards”), and delay of vesting and forfeiture of the 2019 and 2020 Awards that are subject to performance-based vesting (collectively, the “Osteen Termination Payments”).

“Cause” (as defined in the Employment Agreements, other than the Osteen Agreement) means the occurrence of one or more of the following with respect to the applicable executive:

•

The conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations;

•

Conduct outside the scope of such executive’s duties and responsibilities under his Employment Agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm;

•	Repeated failure to perform duties consistent with such Employment Agreement as reasonably directed by our Board;

•	Any act or knowing omission aiding or abetting a competitor, supplier or customer of ours to our disadvantage or detriment;

•	Breach of fiduciary duty, gross negligence or willful misconduct with respect to us;

•

An administrative or other proceeding resulting in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof; or

•

Any other material breach by such executive of his Employment Agreement or any other agreement between such executive and us, which is not cured to the reasonable satisfaction of our Board within 30 days after written notice thereof to such executive.

“Cause” (as defined in the Osteen Agreement) means the occurrence of one or more of the following with respect to Ms. Osteen; provided that no determination of “Cause” may be made until Ms. Osteen has been given written notice detailing the specific Cause event and a period of fifteen (15) business days following receipt of such notice to cure such event:

•

The conviction of or plea of nolo contendere to a felony or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations;

•

Willful conduct outside the scope of Ms. Osteen’s duties and responsibilities under her Employment Agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or demonstrable economic harm;

•	Repeated failure to perform duties consistent with such Employment Agreement as reasonably directed by our Board;

•	Any willful act or knowing omission of aiding or abetting a competitor of ours to our disadvantage or detriment;

•	Material breach of fiduciary duty, gross negligence or willful misconduct with respect to us;

•

An administrative or other proceeding arising as a result of Ms. Osteen’s actions that results in the suspension or debarment of Ms. Osteen from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof, or any finding of a governmental agency that Ms. Osteen personally has engaged in misconduct in connection with her employment by the Company or any predecessor employer; or

•	Any other material breach by Ms. Osteen of her Employment Agreement or any other agreement between Ms. Osteen and us.

“Good Reason” (as defined in the Employment Agreements) means if the applicable executive resigns his or her employment with the Company as a result of one or more of the following actions (in each case taken without the executive’s written consent): (i) a reduction in such executive’s base salary (other than (for the executives other than Ms. Osteen) as part of an across-the-board reduction that (A) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (B) is approved by our Chief Executive Officer); (ii) a material diminution of such executive’s job duties or responsibilities inconsistent with the executive’s position; (iii) any other material breach by us of such Employment Agreement; or (iv) a relocation of our principal executive offices and corporate headquarters outside of a 30-mile radius of Nashville, Tennessee following relocation thereto in accordance with such Employment Agreement; provided that, none of the events described in clauses (i) through (iv) shall constitute Good Reason unless such executive shall have notified us in writing describing the event which constitutes Good Reason within 90 days after the occurrence of such event and then only if we shall have failed to cure such event within 30 days after our receipt of such written notice and such executive elects to terminate his or her employment as a result at the end of such 30 day period.

If an executive that is party to an Employment Agreement dies or becomes disabled, such executive is entitled to the applicable Termination Payments (other than the amount equal to a multiple of the target annual cash bonus amount and the amount equal to a multiple of such executive’s base salary as in effect on the termination date) and, in the case of Ms. Osteen, the Osteen Termination Payments. In the event that an executive becomes disabled not due to death, such executive is entitled to receive continued installment payments of such executive’s base salary as in effect on the termination date for a specified period of time.

If we terminate an executive under an Employment Agreement for Cause or if any such executive resigns without Good Reason, such executive is only entitled to receive his or her unpaid base salary through the termination date and any bonus amount to which such executive is entitled by reference to the calendar year that ended on or prior to the termination date, and in the case of Ms. Osteen, all other payments, benefits or fringe benefits pursuant to any applicable compensation arrangement as of the termination date. Upon any termination of employment under an Employment Agreement, whether voluntary or otherwise, such executive has the option to elect to continue health insurance coverage until the earlier of (A) such time as the executive is eligible to participate in another health plan or (B) the executive becomes eligible for Medicare.

The tables below show the amounts that each Named Executive Officer (other than Mr. Jacobs) would have received assuming that the Named Executive Officer’s employment was terminated or he or she died or became disabled effective December 31, 2018. As of December 31, 2018 and except as noted below, none of the Named Executive Officers were entitled to any compensation or benefits for resignation or retirement. Furthermore, the Employment Agreements do not distinguish a termination following a change in control from a termination in another context. Therefore, a termination following a change in control will entitle a Named Executive Officer to severance benefits only if the Named Executive Officer’s employment is otherwise terminated without Cause by the Company or by the Named Executive Officer for Good Reason. Mr. Jacobs was terminated as Chief Executive Officer and Chairman of the Board effective December 16, 2018 and a description of amounts paid or payable to him upon termination can be found at “Compensation Discussion and Analysis – Chief Executive Officer Transition – Mr. Jacobs’ Payments Upon Termination.”

Ms. Osteen

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary(9)	$3,400,000	(2)	$2,950,000	(3)
Non-Equity Incentive Plan Compensation(4)	900,000		900,000
Restricted Stock (unvested)(5)	6,194,619		6,194,619
Insurance Benefits	—	(6)	—	(7)
Accrued Vacation(8)	—		—

Mr. Fincher

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,379,040	(2)	$344,760	(3)
Non-Equity Incentive Plan Compensation(4)	1,172,184		1,172,184
Restricted Stock (unvested)(5)	537,802		537,802
Insurance Benefits	54,453	(6)	13,613	(7)
Accrued Vacation(8)	50,441		50,441

Mr. Turner

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,272,960	(2)	$318,240	(3)
Non-Equity Incentive Plan Compensation(4)	1,082,016		1,082,016
Restricted Stock (unvested)(5)	496,280		496,280
Insurance Benefits	51,010	(6)	12,753	(7)
Accrued Vacation(8)	48,960		48,960

Mr. Howard

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,096,500	(2)	$274,125	(3)
Non-Equity Incentive Plan Compensation(4)	932,025		932,025
Restricted Stock (unvested)(5)	429,845		429,845
Insurance Benefits	49,323	(6)	12,331	(7)
Accrued Vacation(8)	42,173		42,173

Mr. Duckworth

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause		Death or Disability
Base Salary	$610,878	(2)	$305,439	(3)
Non-Equity Incentive Plan Compensation(4)	458,159		458,159
Restricted Stock (unvested)(5)	363,694		363,694
Insurance Benefits	25,234	(6)	12,617	(7)
Accrued Vacation(8)	46,990		46,990

(1)

The amounts shown would have been payable if we terminated the Named Executive Officer’s employment without Cause (as defined in his or her Employment Agreement) or if the Named Executive Officer resigned his or her employment for Good Reason (as defined in his or her Employment Agreement), provided that the Named Executive Officer had not breached the non-competition, non-solicitation, confidentiality and proprietary information provisions of his or her Employment Agreement.

(2)

The amount shown reflects the product of two times the Named Executive Officer’s base salary (except for Mr. Duckworth, which amount reflects twelve months of his base salary) as in effect on December 31, 2018 pursuant to the terms of his or her Employment Agreement (assuming that he or she is not in violation of the restrictive covenants set forth in his or her Employment Agreement or his or her General Release, if applicable). Pursuant to the Employment Agreements, base salary amounts are payable in regular installments over the course of the applicable severance period.

(3)

The amount shown reflects the Named Executive Officer’s base salary as in effect on December 31, 2018 payable for a period of six months in the event of disability pursuant to the terms of his or her Employment Agreement.

(4)

The amount shown reflects the cash incentive award for 2018 of 100% of the base salary for Ms. Osteen, two times 85% of the base salary for Messrs. Fincher, Howard and Turner, 75% of the base salary for Mr. Duckworth, assuming achievement of the performance goals at the target level, pursuant to the terms of the Employment Agreements.

(5)

The amount shown reflects the value of all unvested restricted stock not intended to qualify as performance-based compensation under Code Section 162(m) for each Named Executive Officer, which will immediately vest pursuant to the terms of his or her Employment Agreement, based on a market value of $25.71 per share as of December 31, 2018. See “EXECUTIVE COMPENSATION – Outstanding Equity Awards at Fiscal Year-End.” Pursuant to each Named Executive Officer’s Employment Agreement, unvested restricted stock unit awards intended to qualify as performance-based compensation under Code Section 162(m) are not immediately forfeited at termination but remain subject to forfeiture restrictions related to pre-established performance goals until the results of the related goals have been satisfied. As of December 31, 2018, all unvested restricted stock units of each Named Executive Officer would remain subject to pre-established performance goals and would vest in future years based on future performance. See “EXECUTIVE COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” for potential amounts that may be realized in the future with respect to each Named Executive Officer’s unvested restricted stock units as of December 31, 2018.

(6)

The amount shown reflects the cost of the premiums for continued health and dental insurance for the Named Executive Officer or his or her dependents, in accordance with COBRA, for a period of 24 months for Messrs. Fincher, Howard and Turner, 12 months for Mr. Duckworth, pursuant to the terms of the Employment Agreements. Ms. Osteen was not enrolled in the Company’s health insurance plans in 2018.

(7)

The amount shown reflects the cost of the premiums for continued health and dental insurance for the Named Executive Officer or his or her dependents, in accordance with COBRA, for a period of six months pursuant to the terms of his or her Employment Agreement. Ms. Osteen was not enrolled in the Company’s health insurance plans in 2018.

(8)	The amount shown reflects unused paid time off, pursuant to the terms of the Named Executive Officer’s Employment Agreement and our paid time off policies.
(9)	Includes a cash lump sum of $2.5 million, pursuant to the terms of the Osteen Agreement.

2018 and 2019 Performance Vesting Equity Awards

As described in “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation,” shares earned annually under performance vesting restricted stock unit awards made in 2018 and 2019 are accumulated and released at the end of the three-year term of the award (or two-year term in the case of the 2018 transition awards), subject to adjustment based on the new relative TSR modifier. Given the longer payout for such awards, awards of an executive whose employment is terminated during the performance period due to death, disability, retirement, or without cause or for good reason will vest at the end of the performance period, subject to the Company’s achievement of the performance goals.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Ms. Osteen, our Chief Executive Officer:

•	the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $27,199; and

•	the annual total compensation of our Chief Executive Officer was $1,250,000.

Since Ms. Osteen did not serve as our principal executive officer for the entire year, her 2018 annual total compensation is presented above on an annualized basis. To determine such amount, we added (i) the total base salary she would have earned had she served as our Chief Executive Officer for all of 2018 ($900,000) and (ii) the one-time cash sign-on bonus ($350,000).

Based on this information, for 2018, the ratio of the annual total compensation of Ms. Osteen, our Chief Executive Officer, to the median of the annual total compensation of all employees was 46 to 1. Given Ms. Osteen was appointed as our Chief Executive Officer in December 2018, and as such, did not receive an annual long-term equity grant or annual non-equity incentive award in 2018 or participate in our health insurance and other benefit plans, we anticipate the ratio of her compensation to that of our median employee will increase in the future.

For purposes of the foregoing pay ratio disclosure, we were required to identify the median employee of all employees of the Company, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned during 2018. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee in 2018, we took the following steps:

We determined that, as of December 31, 2018, our employee population consisted of approximately 42,100 individuals working at the Company and its consolidated subsidiaries, with approximately 20,800 of these individuals located in the United States and Puerto Rico and approximately 21,300 located in the United Kingdom (as reported in Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2018). This population consisted of our full-time, part-time and temporary employees. The inclusion of part-time and temporary employees substantially reduces the median of the annual total compensation of all of our employees.

We prepared a list of employees at December 31, 2018 from our payroll records and evaluated total compensation. Total compensation includes salary, stock awards and non-equity incentive plan compensation. Compensation for full-time and part-time employees who commenced employment after January 1, 2018 was annualized. Compensation for temporary employees was not annualized. We used the exchange rate for the year ended December 31, 2018 of 1.33 British pounds to U.S. dollars to calculate total compensation for our employees located in the United Kingdom.

The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer group and industry.

DIRECTOR COMPENSATION

The table below sets forth the 2018 compensation earned by or paid to our non-management directors. Ms. Osteen and Mr. Jacobs do not receive any additional compensation for their services as directors. Mr. Jacobs’ term as a member of the Board will expire at the Annual Meeting.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
E. Perot Bissell	$124,000	$160,009	$284,009
Christopher R. Gordon(3)	114,500	160,009	274,509
Vicky B. Gregg	109,500	160,009	269,509
William F. Grieco	127,000	160,009	287,009
Wade D. Miquelon	114,500	160,009	274,509
William M. Petrie, M.D.	109,500	160,009	269,509
Hartley R. Rogers(4)	—	—	—
Reeve B. Waud	132,000	160,009	292,009

(1)	Includes annual retainers and fees associated with chairing a Board committee.
(2)

This column reflects the grant date fair value of restricted stock awards granted to directors calculated in accordance with ASC 718. On May 3, 2018, each non-management director elected or continuing to serve as a member of the Board received an award of 4,125 shares of restricted stock. The fair value of restricted stock awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Common Stock on the date immediately preceding the date of grant ($38.79).

As of December 31, 2018, each of the non-management directors held 7,575 shares of restricted stock.

(3)	Mr. Gordon provided notice of his intention to resign as a member of the Board effective May 28, 2019.
(4)	Mr. Rogers’s term as a member of the Board expired on May 3, 2018.

Our Board of Directors adopted a compensation plan for non-management directors effective January 1, 2013, as amended May 19, 2016 (the “Directors Plan”), which provides:

•	An annual cash retainer of $87,000;

•	An annual cash retainer of $15,000 for each member of the Audit Committee and $30,000 for the chair of the Audit Committee;

•	An annual cash retainer of $12,500 for each member of the Compensation Committee and $27,500 for the chair of the Compensation Committee;

•	An annual cash retainer of $10,000 for each member of the Nominating Committee and $22,000 for the chair of the Nominating Committee;

•	An annual cash retainer of $45,000 for the Lead Director;

•	An initial grant of restricted stock having a value equal to $160,000; and

•	Following the year in which the initial grant of restricted stock was awarded, an annual grant of restricted stock having a value equal to $160,000.

In addition to the compensation described above, we also reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors.

Under the Directors Plan, all annual retainers shall be paid on the date of our annual meeting of stockholders (the “Annual Meeting Date”). Each year as of the Annual Meeting Date, each non-management member of our Board who is re-elected or who otherwise continues to be a member of the Board immediately thereafter is automatically granted under the Directors Plan, without further action by us, our Board of Directors, the Compensation Committee or our stockholders, shares of our restricted stock having a value equal to $160,000. The value of the restricted shares shall be based on the closing trading price of our Common Stock on the trading day immediately preceding the Annual Meeting Date. All restricted shares issued to non-management directors shall vest over three years with such shares to vest 33 1⁄3% per year on the three successive anniversary dates of the grant of restricted stock beginning on the first anniversary of the grant date.

Each of our directors is a party to an Indemnification Agreement with the Company pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his or her service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors’ and officers’ liability insurance.

AUDIT COMMITTEE REPORT

Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in a written charter adopted by our Board of Directors. The charter is available on our website, www.acadiahealthcare.com, under the webpage “Investors – Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its charter in 2018. In fulfilling its responsibilities for fiscal year 2018, the Audit Committee:

•	Pre-approved all auditing and non-auditing services of Ernst & Young LLP;

•

Reviewed and discussed with management our unaudited quarterly financial statements during 2018 and our audited financial statements for the fiscal year ended December 31, 2018, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;

•

Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•

Received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence from us and management.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP as described above, and in reliance thereon, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2018 be included in our Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE:

William F. Grieco, Chairman
E. Perot Bissell
Christopher R. Gordon

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights Agreement

Effective December 31, 2015, concurrently with the execution of the sale and purchase deed related to our acquisition of Priory Group No. 1 Limited, we entered into a third amended and restated registration rights agreement (the “Registration Rights Agreement”), with certain members of our current and former management (the “Management Investors”), WCP, investment funds affiliated with Bain Capital Partners, LLC (collectively, “Bain Capital”) and investment funds affiliated with Advent International Corporation (“Advent”). The Registration Rights Agreement grants certain stockholders “demand” registration rights for registered offerings and “piggyback” registration rights with respect to our securities. Such rights expired for Bain Capital and Advent in connection with their prior sales of Acadia stock. All expenses incident to registrations are required to be borne by us.

Stockholders Agreement

Concurrently with the execution of the merger agreement related to our acquisition of CRC Health Group, Inc. (“CRC”), we entered into an amended and restated stockholders agreement (the “Stockholders Agreement”) with the Management Investors, WCP and Bain Capital. The Stockholders Agreement became effective on February 11, 2015 in connection with the closing of our acquisition of CRC.

The Stockholders Agreement granted WCP certain rights to designate a nominee for election to our board of directors which WCP exercised to designate Mr. Waud for election at the annual meeting of stockholders held in 2016 and certain consent rights over the transfer of shares by Management Investors that have expired.

The Stockholders Agreement provides that no Management Investor will take any of the following actions from the date the Company gives notice to the Management Investors that a preliminary or final prospectus has been circulated for a public offering and during the 60 days following the date of the final prospectus for such public offering: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Company’s or its subsidiaries’ equity securities or any securities convertible into or exchangeable or exercisable for such securities; (ii) enter into any transaction which would have the same effect as described in clause (i); (iii) enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences or ownership of any of the securities described in clause (i); or (iv) publicly disclose the intention to enter into any transaction described in clauses (i), (ii) or (iii). The foregoing restrictions do not apply to transactions made in the subject public offering and those to which the underwriters managing such public offering agree in writing. As used in this “– Stockholders Agreement” section, “public offering” refers to any offering by the Company of the Company’s or its subsidiaries’ capital stock or other equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

GENERAL INFORMATION

Stockholder Proposals for 2020 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, proper stockholder proposals intended to be presented at our 2020 annual meeting of stockholders must be received by us at our principal executive offices at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067 no later than November 22, 2019 for the proposals to be included in the Proxy Statement and form of proxy card for that meeting.

If a stockholder desires to bring a matter before our annual meeting of stockholders and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our Bylaws. Our Bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting of stockholders may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be received at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is more than 30 days before or more than 70 days after the date of first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Under our Bylaws, notice with respect to the 2020 annual meeting of stockholders must be received at our principal executive offices between the close of business on January 3, 2020 and the close of business on February 2, 2020, unless the 2020 annual meeting is called for a date that is more than 30 days before or more than 70 days after May 2, 2020. The notice must set forth the information required by the provisions of our Bylaws dealing with stockholder proposals and nominations of directors.

Annual Report on Form 10-K

As indicated in the Notice of Internet Availability of Proxy Materials, a copy of this Proxy Statement and our 2018 Annual Report to Stockholders has been posted on the website www.proxyvote.com. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC. Requests should be directed to Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 851-6000. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.

Delivery of Documents to Stockholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials to that address. Householding is designed to reduce a company’s printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability of Proxy Materials. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our General Counsel and Secretary at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, or by calling (615) 861-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you receive more than one Notice of Internet Availability of Proxy Materials, this means that you have multiple accounts holding Common Stock with brokers and/or the Company’s transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability of Proxy Materials. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Stockholders

We have elected to provide this Proxy Statement and our 2018 Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access this Proxy Statement and our 2018 Annual Report to Stockholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.

ACADIA HEALTHCARE COMPANY, INC.

Debra K. Osteen
Chief Executive Officer and Director

March 21, 2019

Reconciliation of Adjusted EBITDA for Purposes of Compensation Plans

(Unaudited)

(in thousands)	2018	2017
Net income attributable to Acadia Healthcare Company, Inc.	$(175,750)	$199,835
Net loss attributable to noncontrolling interests	264	(246)
Provision for income taxes	6,532	37,209
Interest expense, net	185,410	176,007
Depreciation and amortization	158,832	143,010

EBITDA	175,288	555,815
Adjustments:
Equity-based compensation expense (a)	22,001	23,467
Transaction-related expenses (b)	34,507	24,267
Debt extinguishment costs (c)	1,815	810
Legal settlement expense (d)	22,076	—
Loss on impairment (e)	337,889	—

Adjusted EBITDA, as reported	$593,576	$604,359
Severance and restructuring costs (f)	3,256	3,365
Other non-cash charges (g)	360	398
Foreign currency translation adjustment (j)	—	(6,064)

Adjusted EBITDA for purposes of compensation plans	$597,192	$602,058

Reconciliation of Adjusted EPS for Purposes of Compensation Plans

(Unaudited)

(in thousands)	2018	2017
Net income attributable to Acadia Healthcare Company, Inc.	$(175,750)	$199,835
Adjustments to income:
Transaction related expenses (b)	34,507	24,267
Debt extinguishment costs (c)	1,815	810
Legal settlement expense (d)	22,076	—
Loss on impairment (e)	337,889	—
Severance and restructuring costs (f)	3,256	3,365
Other non-cash charges (g)	360	398
Adoption of ASU 2016-09 (h)	—	1,740
Tax reform adjustment (i)	—	(10,000)
Foreign currency translation adjustment (j)	—	(3,895)
Income tax effect of adjustments to income (k)	(15,200)	(6,304)

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	$208,953	$210,216
Weighted-average shares outstanding - diluted	87,415	87,060
Adjusted EPS for purposes of compensation plans	$2.39	$2.41

(a)	Represents the equity-based compensation expense of Acadia.
(b)	Represents transaction-related expenses incurred by Acadia primarily related to acquisitions, integration efforts and the CEO transition in December 2018
(c)

Represents debt extinguishment costs recorded in connection with the repricing amendments to the Amended and Restated Credit Agreement in May 2017 and March 2018 and the repayment of the 9.0% and 9.5% Revenue Bonds in December 2018.

(d)

Represents $19.0 million related to the Company’s billing for lab services in West Virginia and $3.1 million related to the resolution of the shareholder class action lawsuit filed in 2011 in connection with our merger with PHC.

(e)	Represents a non-cash goodwill impairment charge of $325.9 million and a non-cash long-lived asset impairment charge of $12.0 million related to our U.K. Facilities.
(f)	Represents severance and restructuring costs not included in transaction costs.
(g)	Represents non-cash charges such as loss on disposal of assets and other one-time charges.
(h)	Represents the impact of adopting ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting.”

(i)	Represents an adjustment to the Company’s income tax benefit from the enactment of the Tax Cut and Jobs Act for the year ended December 31, 2017.
(j)

Represents the impact of foreign earnings translation based on the difference in the actual exchange rate for the year ended December 31, 2017 and the exchange rate used to establish Adjusted EBITDA and Adjusted EPS targets.

(k)

Represents the income tax effect of adjustments to income based on tax rates of 7.0% and 19.9% for the three months ended December 31, 2018 and 2017, respectively, and 14.0% and 23.6% for the year ended December 31, 2018 and 2017, respectively.

    ACADIA HEALTHCARE COMPANY, INC.

    C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS

    PO BOX 1342

    BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
01	Nominees William F. Grieco		For ☐	Against ☐	Abstain ☐		The Board of Directors recommends you vote FOR proposal 4.	For	Against	Abstain
02	Reeve B. Waud		☐	☐	☐		4 Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2.
			For	Against	Abstain
2	Advisory vote on the compensation of the Company’s named executive officers as presented in the Proxy Statement.		☐	☐	☐		NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote 1 YEAR on proposal 3.		1 year	2 years	3 years	Abstain
3	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No

Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

ACADIA HEALTHCARE COMPANY, INC. REVOCABLE PROXY 2019 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 2, 2019: The Notice & Proxy Statement and the Company’s 2018 Annual Report to Stockholders are available at www.proxyvote.com.

The undersigned hereby appoints David M. Duckworth and Christopher L. Howard, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the annual meeting of stockholders of Acadia Healthcare Company, Inc., to be held at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, on Thursday, May 2, 2019, at 9:30 a.m. (Central Time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named on the reverse side (b) FOR each of proposals 2 and 4 and (c) for a frequency of “1 Year” with respect to Proposal 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side